Exhibit 2.1

Certain identified information (shown as “Omitted”) in this exhibit has been excluded from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K since the excluded information is not material and would likely cause competitive harm to the Company if publicly disclosed

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY STATE SECURITIES ACTS IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS.  THE SALE OR OTHER DISPOSITION OF THE MEMBERSHIP INTERESTS IS PROHIBITED UNLESS SUCH SALE OR DISPOSITION IS MADE IN COMPLIANCE WITH ALL SUCH APPLICABLE ACTS.  ADDITIONAL RESTRICTIONS ON TRANSFER OF THE MEMBERSHIP INTERESTS ARE SET FORTH IN THIS COMPANY AGREEMENT.

COMPANY AGREEMENT

OF

EAST CAMP DOUGLAS, LLC

This Company Agreement (the “Agreement”) of East Camp Douglas, LLC, a Nevada limited liability company (the “Company”) is entered into as of February 27, 2026 (the “Effective Date”) by and between Hawthorne Land & Minerals, LLC, a Nevada limited liability company (“Hawthorne”), and GRC Nevada Inc., a Nevada corporation (“GRC”), as the members (each a “Member,” and collectively, the “Members”).  Hawthorne and GRC may also each be referred to individually as a “Party” and collectively as “Parties”.

RECITALS:

A.The Company was formed as a Nevada limited liability company pursuant to the Act (as defined below) by the filing of a Certificate of Formation (as such certificate is amended or restated from time to time in accordance with this Agreement, the “Certificate”) with the Secretary of State of the State of Nevada on February 26, 2026 (the “Formation Date”).

B.The Company and the Members desire to set forth their understandings and agreements with respect to the operation, management and other matters related to the Company.

AGREEMENT:

Now therefore, in consideration of the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Members agree as follows:

ARTICLE I

DEFINITIONS

1.1Terms Defined.  When used in this Agreement:

“Absent Manager” has the meaning set forth in Section 4.15.

“Absent Member” has the meaning set forth in Section 7.5.

Company Agreement of East Camp Douglas, LLC

“Act” means the Nevada Limited Liability Company Act, Nevada Revised Statutes, Chapter 86, as amended from time to time.

“Additional Capital Contributions” has the meaning set forth in Section 3.2.

“Affected Member” has the meaning set forth in Section 13.3.

“Affiliate” means, with respect to any Person, a Person that directly or indirectly Controls, is Controlled by, or is under common Control with such Person.

“Agreement” means this Company Agreement, as amended from time to time.

“Applicable Law” means any applicable federal, state or local law, statute, ordinance, rule, regulation, decision, order, or determination of any governmental authority, zoning ordinance, building code, and human health and safety and environmental laws and regulations.

“Area of Interest” means an area within two (2) miles of the current exterior boundaries of the Subject Property, as depicted on the map attached hereto as Exhibit C-2.

“Board” or “Board of Managers” means the board of managers appointed pursuant to Section 4.1.

“Budget” means the budget for estimated revenues, capital expenditures and operating expenses of the Company for the next following fiscal year (or other period as agreed to by the Board), as approved by the Board, and shall include the Exploration Budget.

“Burdens on Production” means production royalties payable on Products, not proceeds of mines, excise, severance and any other taxes on Products, and any other fees on mineral production or the movement of materials associated Mining at the Subject Property.

“Business” means all businesses and activities now or hereafter conducted by the Company.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States or the State of Nevada shall not be regarded as a Business Day.

“Buy-Sell Notice” has the meaning set forth in Section 12.4(a).

“Capital Account” has the meaning set forth in Section 3.3.

“Capital Contribution” means the cash and the fair market value of property (other than cash), net of liabilities assumed or taken subject to by the Company, contributed to the capital of the Company by a Member.

“Cash Flow” means, for the period in question, the amount by which the aggregate cash receipts of the Company from operating revenues exceed the sum of the cash expenditures of the Company plus any cash reserve provided for in the Budget or, if not so provided, as determined

Company Agreement of East Camp Douglas, LLC

by the Board.  In calculating Cash Flow, Burdens on Production shall be included in cash expenditures of the Company.

“Certificate” means the Certificate of Formation of the Company, as amended or restated.

“Change of Control” has the meaning set forth in Section 13.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means East Camp Douglas, LLC, a Nevada limited liability company.

“Confidential Information” has the meaning set forth in Section 15.1(a).

“Contribution Agreement” has the meaning set forth in Section 3.1.

“Contribution Loan” has the meaning set forth in Section 3.4(c).

“Contribution Notice” has the meaning set forth in Section 3.2(b).

“Contributing Member” has the meaning set forth in Section 3.4(b).

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power (i) to vote fifty percent (50%) or more of the voting securities of such Person (on a fully diluted basis), or (ii) to direct or cause the direction of management and policies of such Person by contract or otherwise.

“Covered Real Property” has the meaning set forth in Section 10.9(a).

“Deadlock” has the meaning set forth in Section 12.1.

“Default Rate” means a rate per annum equal to the lesser of (a) the Prime Rate plus five (5) percentage points, and (b) the maximum non-usurious rate permitted by Applicable Law.

“Designee” means either a Hawthorne Designee or a GRC Designee, as applicable.

“Development” means the planning, engineering, and construction activities occurring after Exploration, necessary to transform a defined gold resource on or under the Subject Property into a fully operational mine, including related reclamation.

“Distributable Cash” means Cash Flow available for distribution pursuant to Article VIII.

“D&O Insurance” has the meaning set forth in Section 6.6.

“Drag-Along Notice” has the meaning set forth in Section 10.7(b).

“Drag-Along Right” has the meaning set forth in Section 10.7(a).

“Drag-Along Transaction” has the meaning set forth in Section 10.7(a).

Company Agreement of East Camp Douglas, LLC

“Dragging Member” has the meaning set forth in Section 10.7(a).

“Effective Date” has the meaning set forth in the Preamble.

“Electing Member” has the meaning set forth in Section 12.3(b).

“Encumbrance” means any lien, pledge, mortgage, security interest, charge, restriction, or other encumbrance of any kind on a Membership Interest or any portion thereof or economic interest therein.

“Environmental Compliance” means actions performed to comply with the requirements of all Applicable Environmental Laws or contractual commitments related to reclamation and clean-up of the Subject Property or other compliance with Applicable Environmental Laws.

“Environmental Compliance Fund” means the account established by the Operator to fund ongoing Environmental Compliance obligations of the Company, as further described in Section 5.3(h).

“Environmental Laws” means laws aimed at reclamation or restoration of the Subject Property; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; employee health and safety; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including ambient air, surface water and groundwater; and all other Applicable Laws relating to the existence, manufacture, processing, distribution, use, treatment, storage, disposal, recycling, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Excess Contribution” has the meaning set forth in Section 3.4(b).

“Exhibit” means any exhibit attached to this Agreement, as amended from time to time.

“Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality, and commercial value of a gold deposit on or under the Subject Property, prior to Development, including related reclamation.

“Exploration Budget” means the initial Budget adopted by the Members as described in the Contribution Agreement.

“Fair Market Value” has the meaning set forth in Section 13.3(b).

“Fiscal Year” means the fiscal year of the Company determined pursuant to Section 9.1.

“Force Majeure Event” means, with respect to the Operator or any Member, any cause, condition, event or circumstance, whether foreseeable or unforeseeable, beyond its reasonable control, including the following to the extent beyond its reasonable control: (a) labor disputes (however arising and whether or not employee demands are reasonable or within the power of the

Company Agreement of East Camp Douglas, LLC

Member or Operator to grant), (b) the inability to obtain on reasonably acceptable terms any Permit or private license, consent or other authorization, and any actions or inactions by any governmental authorities that delay or prevent the issuance or granting of any Permits or other authorization required to conduct operations of the Business beyond the reasonable expectations of the Operator, including (i) the failure to complete any review and analysis required by the National Environmental Policy Act or any similar state law within twelve (12) months of initiation of that process, and (ii) an appeal of the issuance of a Permit or authorization that revokes, suspends or curtails the right under the Permit or authorization to conduct the operations of the Business, (c) changes in Applicable Law, and instructions, requests, judgments and orders of governmental authorities, (d) curtailments or suspensions of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws, (e) acts of terrorism, acts of war, and conditions arising out of or attributable to terrorism or war, whether declared or undeclared, (f) riots, civil strife, insurrections and rebellions, (g) fires, explosions and acts of God, including earthquakes, storms, floods, sink holes, droughts and other adverse weather conditions, (h) delays and failures of suppliers to supply, or of transporters to deliver, materials, parts, supplies, services or equipment, (i) existing or future pandemics or epidemics, (j) contractors’ or subcontractors’ shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services, (k) accidents, (l) breakdowns of equipment, machinery or facilities, (m) actions by native rights groups, environmental groups, or other similar special interest groups, and (n) other similar causes, conditions, events and circumstances, beyond its reasonable control.

“Formation Date” has the meaning set forth in the Recitals.

“Fortitude” means Fortitude Gold Corporation, a Colorado corporation, of which GRC is a wholly-owned subsidiary.

“Funding Amount” has the meaning set forth in Section 3.1.

“GRC Designee” has the meaning set forth in Section 4.1.

“Hawthorne” has the meaning set forth in the Preamble.

“Hawthorne Designee” has the meaning set forth in Section 4.1.

“HLM Contribution” has the meaning set forth in the Contribution Agreement.

“Imputed Underpayment” means any imputed underpayment (including interest and penalties) required to be paid by the Company under Subchapter C of Chapter 63 of the Code.

“Increased Offer” has the meaning set forth in Section 10.3(d).

“Indemnitee” has the meaning set forth in Section 6.2.

“Initial Capital Contribution” has the meaning set forth in Section 3.1.

“Initiating Member” has the meaning set forth in Section 12.4(a).

Company Agreement of East Camp Douglas, LLC

“Key Person” means Jason Reid, in his capacity as President and CEO of Fortitude and President of GRC.

“Liquidating Event” means the sale, exchange or other disposition of all or substantially all of the Business, or any transaction resulting in the liquidation of the Company, as described in Article XI.

“Majority in Interest” means the Member owning more than fifty percent (50%) of the Membership Interests entitled to vote.

“Majority of Managers” means a majority of the Managers then in office.

“Manager” or “Managers” means the manager or managers appointed pursuant to Article IV.

“Member” or “Members” has the meaning set forth in the Preamble and includes any Person admitted as a Member pursuant to this Agreement.

“Membership Interest” means a Member’s percentage interest in the income, gains, losses, deductions, capital accounts, voting rights and distributions of the Company.

“Mining” means the mining, extracting, producing, handling, and processing of minerals from the Subject Property, including related reclamation.

“Non-Contributing Member” has the meaning set forth in Section 3.4(a).

“Non-Contribution Notice” has the meaning set forth in Section 3.4(a).

“Offer Price” has the meaning set forth in Section 12.4(a).

“Offered Interests” has the meaning set forth in Section 10.3(a).

“Offering Member” has the meaning set forth in Section 10.3(a).

“Offering Member Notice” has the meaning set forth in Section 10.3(b).

“Operator” means the Member or other Person appointed by the Board to conduct the day-to-day Business of the Company pursuant to approved Budgets.

“Other Member” has the meaning set forth in Section 10.7(a).

“Partnership Representative” has the meaning set forth in Section 9.7.

“Permitted Interest Encumbrances” has the meaning set forth in Section 10.2(f).

“Permitted Transferee” has the meaning set forth in Section 10.2.

“Person” means an individual, corporation, partnership, limited liability company, trust, estate or other legal entity.

Company Agreement of East Camp Douglas, LLC

“Prime Rate” means the interest rate published by the Wall Street Journal as “Prime” , as the rate may change from day to day.

“Principal” means, with respect to each Member, the individual who directly or indirectly Controls such Member or, if no single individual Controls such Member, the individual designated by such Member in writing to the Company as its Principal. A Member may change its designated Principal by written notice to the Company and the other Members; provided, that any such change shall not be effective until received by the Company.

“Proceeding” means any threatened, pending, or completed action, suit, claim, investigation, inquiry, arbitration, mediation, or other proceeding, whether civil, criminal, administrative, arbitrative, or investigative, and whether formal or informal.

“Products” means ore, minerals, metals, and other materials extracted, produced, or processed from the Subject Property or any property within the Area of Interest.

“Proposed Purchaser” has the meaning set forth in Section 10.3(a).

“Proposed Transferee” has the meaning set forth in Section 10.8(a).

“Push-Out Election” has the meaning set forth in Section 9.7.

“Regulations” means the Treasury Regulations promulgated under the Code.

“Reserved Matter” has the meaning set forth in Section 4.3.

“Responding Member” has the meaning set forth in Section 10.3.

“Reviewed Year” means the taxable year to which an adjustment under Section 6226 of the Code relates.

“ROFR Acceptance” has the meaning set forth in Section 10.3(c).

“ROFR Rights” means a Member’s rights as a ROFR Rightholder under Section 10.3.

“ROFR Notice Period” has the meaning set forth in Section 10.3(c).

“ROFR Rightholder” has the meaning set forth in Section 10.3(a).

“Sale Notice” has the meaning set forth in Section 10.8(b).

“Section” means a section or subsection of this Agreement, unless otherwise expressly indicated.

“Selling Member” has the meaning set forth in Section 10.8(a).

“Service” means the Internal Revenue Service.

Company Agreement of East Camp Douglas, LLC

“Subject Property” means the property described in Exhibit C-1 attached hereto and incorporated by reference.

“Supermajority” means the approval of both of the Members, through their Designees on the Board.

“Tag-Along Member” has the meaning set forth in Section 10.8(a).

“Tag-Along Notice” has the meaning set forth in Section 10.8(b).

“Tag-Along Right” has the meaning set forth in Section 10.8(a).

“Tag-Along Transaction” has the meaning set forth in Section 10.8(a).

“Transfer” means any sale, assignment, conveyance, pledge, hypothecation or other disposition of a Membership Interest.

“Underfunded Amount” has the meaning set forth in Section 3.4(a).

1.2Number and Gender.  Whenever the context requires, references in this Agreement to the singular number shall include the plural, and the plural number shall include the singular, and words denoting gender shall include the masculine, feminine and neuter.

ARTICLE II

GENERAL

2.1Formation.  The Company was created and established as a limited liability company pursuant to the Act for the purposes described in Section 2.4.  The Managers agree to continue the Company in existence upon the terms and conditions set forth in this Agreement.

2.2Name.  The Business shall be conducted under the name “East Camp Douglas, LLC” or such other names as determined by the Managers.

2.3Principal Place of Business; Registered Office; Registered Agent.  The principal office of the Company is located at any location as the Members may determine from time to time.  The registered office of the Company and the registered agent for service of process on the Company in the State of Nevada shall be that office and Person named in the Certificate of Formation or such other office (which need not be a place of business of the Company) or such other Person or Persons as the Members may designate from time to time in the manner provided by the Act and applicable law.

2.4Purposes.  The Company is formed for the following purposes:

(a)to conduct Exploration on or for the benefit of the Subject Property and the Area of Interest;

(b)to evaluate the possible Development and Mining of the Subject Property and any other properties acquired within the Area of Interest;

Company Agreement of East Camp Douglas, LLC

(c)to engage in Development and Mining on the Subject Property and any other properties acquired within the Area of Interest;

(d)to engage in the marketing, sale and distribution of Products, to the extent provided in Section 8.2; and

(e)to acquire additional real property and other interests within the Area of Interest;

(f)to perform any other activities necessary, appropriate or incidental to any of the foregoing or to satisfy or comply with Environmental Compliance obligations and Applicable Laws.

2.5Term.  The Company shall continue until terminated pursuant to Section 11.1.

2.6Ownership.  The interest of each Member in the Company shall be personal property for all purposes.  All property and interests in property, real or personal, owned by the Company shall be deemed owned by the Company as an entity, and no Member, individually, shall have any ownership of such property or interest except by having an ownership interest in the Company as a Member.

ARTICLE III

CAPITAL CONTRIBUTIONS; MEMBERSHIP INTERESTS

3.1Initial Capital Contributions.  Upon the execution of this Agreement, each Member has contributed or will contribute to the Company the amounts, in the form of cash, property, services or other obligation, set forth in that certain Contribution Agreement between the Parties of even date herewith (the “Contribution Agreement”), which is incorporated herein by reference (respectively, each Party’s “Initial Capital Contribution”).  Hawthorne shall contribute to the Company the HLM Contribution, as that term is defined in the Contribution Agreement, pursuant to the terms of the Contribution Agreement before any Additional Capital Contributions can be requested by the Board (the “Funding Amount”).  After Hawthorne has paid the Funding Amount, any Additional Capital Contributions shall be borne by the Members on a pro rata basis, as further set forth in and subject to the other terms and conditions of this Agreement.

3.2Additional Capital Contributions and Other Funding Obligations.

(a)Pro Rata Funding.  Upon the adoption of each Budget (subsequent to the Exploration Budget) by a Supermajority of the Board, and subject to an election to the contrary under Section 3.2(c), each Member shall make additional Capital Contributions (“Additional Capital Contributions”) to the Company in an amount equal to such Member’s pro rata share, based on its respective Membership Interest, in such amounts and at such times as are determined necessary for the operation of the Business of the Company in the adopted Budget, in accordance with the procedures set forth in Section 3.2(b).  A Member’s pro rata share shall be the product of the Additional Capital Contribution then due multiplied by such Member’s respective Membership Interest.

Company Agreement of East Camp Douglas, LLC

(b)Contribution Notice.  On the basis of the adopted Budget (other than the Exploration Budget, which shall be fully funded by Hawthorne as set forth in the Contribution Agreement), and subject to the provisions of Section 3.4, the Operator shall submit to each Member at least fifteen (15) days before the last day of each calendar quarter a billing for estimated cash requirements for the next calendar quarter (a “Contribution Notice”).  Within fifteen (15) days after receipt of such Contribution Notice, each Member shall pay to the Company its proportionate share of the Contribution Notice based on its percentage Membership Interest.  Time is of the essence in the payment of such Contribution Notices.

(c)Notwithstanding the foregoing, no Person, other than the Company and each Member, is intended as a third party beneficiary of this Section 3.2, or has a right to enforce its provisions.

3.3Capital Accounts.  The Company shall establish and maintain a capital account (“Capital Account”) for each Member in accordance with Code Section 704(b) and Regulations Section 1.704-1(b)(2)(iv).  Except as otherwise provided in this Agreement, the Capital Account balance of each Member shall be credited (increased) by (a) the amount of cash contributed by such Member to the capital of the Company, (b) the fair market value of property contributed by such Member to the capital of the Company (net of liabilities secured by such property that the Company assumes or takes subject to under Code Section 752), and (c) such Member’s allocable share of Company income and gain (or items thereof) including income and gain exempt from federal taxation and income and gain attributable to adjustments to reflect book value pursuant to Regulations Section 1.704-1(b)(2)(iv)(g), but excluding income and gain attributable to tax items that differ as a result of the revaluation of Company property as described in Regulations Section 1.704-1(b)(4), and the Capital Account balance of each Member shall be debited (decreased) by (a) the amount of cash distributed to such Member, (b) the fair market value of property distributed to such Member (net of liabilities secured by such property which the Member assumes or takes subject to under Code Section 752), (c) such Member’s allocable share of expenditures of the Company described in Code Section 705(a)(2)(B), and (d) such Member’s allocable share of Company losses, depreciation and other deductions (or items thereof) including loss and deduction attributable to adjustments to reflect book value pursuant to Regulations Section 1.704-1(b)(2)(iv)(g) but excluding expenditures described in (c) above and loss or deduction attributable to tax items that differ as a result of the revaluation of Company property or excess percentage depletion as described in Regulations Section 1.704-1(b)(4)(i) and (ii).  Notwithstanding the foregoing, a Member’s Capital Account shall not be adjusted to reflect gain or loss attributable to the disposition of property contributed by such Member to the extent such Member’s Capital Account reflected such inherent gain or loss in the property on the date of its contribution to the Company.

3.4Remedies for Failure to Make Additional Capital Contributions.

(a)Except with respect to the Exploration Budget, which will be fully funded by Hawthorne as set forth in the Contribution Agreement, within fifteen (15) days after receipt of a Contribution Notice pursuant to Section 3.2(b), a Member (a “Non-Contributing Member”) may elect in writing (a “Non-Contribution Notice”) to contribute pursuant to such Contribution Notice in some lesser amount than in accordance with its percentage Membership Interest, or may elect not to contribute any amount pursuant to such Contribution Notice.  The difference, if any, between

Company Agreement of East Camp Douglas, LLC

the amount that the Non-Contributing Member would otherwise be required to contribute pursuant to the Contribution Notice in accordance with its percentage Membership Interest and the amount, if any, that the Non-Contributing Member timely contributes, is referred to as the “Underfunded Amount.”

(b)If a Non-Contributing Member timely delivers a Non-Contribution Notice or otherwise timely fails to contribute its proportionate amount pursuant to the Contribution Notice, and the other Member contributes its proportionate amount pursuant to the Contribution Notice in accordance with its percentage Membership Interest, such other Member (the “Contributing Member”) shall have the right (but not the obligation) within ten (10) days after its receipt of the Non-Contribution Notice or the Non-Contributing Member’s failure to timely contribute, to contribute all or any portion (an “Excess Contribution”) of the Underfunded Amount pursuant to such Contribution Notice, and may then elect between the following remedies set forth in Section 3.4(c) and Section 3.4(d):

(c)If the Contributing Member makes an election under this Section 3.4(c), the payment of the Excess Contribution by the Contributing Member of the Underfunded Amount shall be treated as a loan (a “Contribution Loan”) from the Contributing Member to the Non-Contributing Member, and a Capital Contribution of that amount to the Company by the Non-Contributing Member, with the following results:

(i)the amount of the Contribution Loan shall bear interest at the Default Rate from the date that the Contributing Member makes the Contribution Loan until the date that the Contribution Loan, together with all accrued and unpaid interest, is repaid by the Non-Contributing Member to the Contributing Member or from distributions as provided in Section 3.4(c)(ii) (with all payments or distributions being applied first to accrued and unpaid interest and then to principal); and

(ii)all distributions (or sales of Products by the company under Section 8.2 and distributions of the proceeds of such sales under Section 8.2) that otherwise would be made to the Non-Contributing Member after the date of the Excess Contribution (whether before or after the dissolution of the Company) instead shall be made to the Contributing Member until the Contribution Loan and all accrued and unpaid interest have been paid in full to the Contributing Member.

(d)If the Contributing Member makes an election under this Section 3.4(d), the percentage Membership Interest of the Non-Contributing Member shall be decreased (and the Percentage Interest of the Contributing Member shall be correspondingly increased), effective as of the beginning of the period covered by the Contribution Notice, expressed as  a percentage, determined as follows:

(i)the numerator of which equals:

(A)the aggregate Capital Contributions of the Member as of the beginning of the period covered by the Contribution Notice; plus

(B)the amount, if any, that the Member has contributed pursuant to the Contribution Notice; plus

Company Agreement of East Camp Douglas, LLC

(C)if the Member is a Contributing Member, the Excess Contribution amount, if any, that the Contributing Member timely contributes after receipt of the Non-Contribution Notice with respect to the Underfunded Amount; and

(ii)the denominator of which equals: the sum of all of the amounts referenced in clause (A) above for all the Members.

(e)If a Non-Contributing Member delivers a Non-Contribution Notice and the Contributing Member does not timely contribute the entire Underfunded Amount, the Operator may adjust the Budget to the extent the Operator reasonably deems necessary to take into account the reduced contributions.  The Budget as adjusted under this Section 3.4(e) shall replace the Budget previously adopted by the Board for the subject Budget period.

(f)The applicable provisions of this Section 3.4 shall be the sole and exclusive remedies available with regard to an Underfunded Amount by a Non-Contributing Member; provided, if the Non-Contributing Member fails to timely pay its proportion of any subsequent Contribution Notice, it shall be treated as an unresolved Deadlock pursuant to Section 12.4.

3.5Security Interest.  Simultaneous with the making of any Contribution Loan, each Member hereunder grants to the other a security interest in its Membership Interest, and any accessions thereto and any proceeds and products therefrom, to secure such Member’s obligations to repay the Contribution Loan unless and until the Contribution Loan (including principal and interest) is fully repaid or the Non-Defaulting Member makes an election under Section 3.4(d).  Each Member hereby authorizes the other to file and record all financing statements, continuation statements and other instruments necessary or desirable to perfect or effectuate the provisions of this Section 3.5.

3.6Other Matters Relating to Capital Contributions.

(a)Contribution Loans by any Member to the Company shall not be considered Capital Contributions.

(b)No Member shall be required to make Capital Contributions except to the extent expressly provided by this Article III.

(c)No Member shall be entitled to withdraw, or to obtain a return of, any part of its Capital Contributions, or to receive property or assets other than cash in return thereof, and no Member shall be liable to any other Member for a return of its Capital Contributions, except as provided in this Agreement.

(d)No Member shall be entitled to priority over any other Member, either with respect to a return of its Capital Contributions, or to allocations of taxable income, gains, losses or credits, or to distributions, except as provided in this Agreement.

(e)No interest shall be paid on any Member’s initial Capital Contributions or Additional Capital Contributions.

Company Agreement of East Camp Douglas, LLC

3.7Deficit Capital Account Balances.  Upon liquidation of the Company, no Member with a deficit balance in its Capital Account will have any obligation to restore such deficit balance, or to make any Capital Contribution to the Company.

3.8Membership Interests.  The Membership Interest of each Member shall initially be as set forth on Exhibit A.  Following the Effective Date, except as otherwise prohibited or conditioned herein, the Managers shall have the authority to amend Exhibit A to reflect the Membership Interest of each Member, all according to the calculations provided in this Article III.

3.9Borrowing.  With a Supermajority vote of the Board, the Company may obtain project financing, obtain a revolving line of credit or other form of indebtedness from one or more third parties.  This debt can be used in such manner as the Managers deem appropriate or necessary for the conduct of the Business, including enabling the Company to meet its respective cash needs as opposed to requesting an Additional Capital Contribution.  Any such financing and any accompanying pledge of any assets of the Company shall constitute a Reserved Matter.  Neither Member shall be obligated or may be compelled to pledge its Membership Interest in connection with any such financing.

ARTICLE IV

RIGHTS AND DUTIES OF MANAGERS

4.1Board of Managers.  The Company shall be a member-managed limited liability company and shall be managed by a Board of Managers (the “Board”) comprised of three Managers, of which two Managers shall be designated by GRC (each, a “GRC Designee,” as applicable) and one Manager shall be designated by Hawthorne (the “Hawthorne Designee,” as applicable).  The GRC Designees and Hawthorne Designee may only be removed, and any vacancy with respect to a GRC Designee or Hawthorne Designee may only be filled, by GRC or Hawthorne, respectively.

4.2Duties of Board of Managers.  The Board of Managers shall be solely responsible for the overall management of the Business, and in particular, shall decide all Reserved Matters, and, except as otherwise expressly provided in this Agreement, shall possess all rights, powers and authority generally conferred by applicable law or deemed by the Board of Managers as necessary, advisable or consistent in connection therewith.  Any reference in this Agreement that an act or decision may be taken or approved by the Board of Managers, the Board, or the Managers means, unless otherwise specifically provided, that such act or decision must be approved by a Majority of Managers, subject to Section 4.3.  As set forth in Section 5.2, the day-to-day operation of the Business of the Company shall be the responsibility of the Operator.

4.3Board Decisions.  In addition to any other rights and powers that it may possess by law, the Board of Managers shall have all the sole authority to decide on all Reserved Matters.  Exhibit B sets forth a listing of those matters which will require the approval of a Supermajority of the Board prior to being taken or entered into by the Company (each of the foregoing, a “Reserved Matter”); provided, that any matter contemplated by or otherwise within any approved Budget of the Company shall not be a Reserved Matter.

Company Agreement of East Camp Douglas, LLC

4.4Number; Election; Term.

(a)The Board of Managers shall initially consist of three (3) Managers, who need not be Members or residents of the State of Nevada.  The number of Managers may be increased or decreased from time to time by the Board of Managers.

(b)Managers on the Board of Managers shall be elected or appointed as follows:

(i)GRC shall be entitled to appoint two (2) Managers as the GRC Designees;

(ii)Hawthorne shall be entitled to appoint one (1) Manager as the Hawthorne Designee;

(c)Voting.  Each Member, acting through its Managers, shall vote on the Board in accordance with its Membership Interest.  The Managers appointed by GRC shall vote as a group, and the Managers appointed by Hawthorne shall vote as a group.  If all Managers appointed by a Member are not present at a meeting of the Board, the Managers appointed by such Member that are present shall represent the entire Membership Interest of the appointing Member.  Whenever any provision of this Agreement requires or permits the vote, consent or approval of the Members or the Board, such provision shall be deemed to require or permit, as applicable, the vote, consent or approval of the Managers of the Member(s) with an aggregate Membership Interest of greater than 50%, unless the provision specifically requires a greater percentage, or the consent or approval of a greater number or percentage of Members or Managers.

(d)Each Manager shall hold his or her office until his or her death, resignation or removal or until his or her successor is duly elected and qualified.

4.5Removal and Resignation.  Each Member that has the right in Section 4.4 to elect or appoint a Manager, shall at all times have the right to remove, with or without cause, each such Manager and designate a new one.  Any Manager may resign at any time by giving written notice to the Board of Managers.  The resignation of any Manager shall take effect upon receipt of written notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.  Upon such resignation, the Member who appointed that Manager shall immediately appoint a new Manager.

4.6Vacancies.  If a vacancy is created on the Board of Managers by reason of the death, disability, removal or resignation of any one of the Managers, the Member that is entitled under Section 4.4 to appoint the Manager whose death, disability, removal or resignation resulted in such vacancy, shall immediately appoint a new Manager.  If the Member entitled to appoint a Manager to fill any such vacancy shall fail to appoint a Manager within five (5) days, such vacancy shall be filled with any Person approved by the Board of Managers, and the Manager so selected shall be treated as having been designated by the failing Member, thus allowing such Member the right to remove and replace the subject Manager at any time in accordance with this Agreement.

Company Agreement of East Camp Douglas, LLC

4.7Action by Members to Reconstitute Board of Managers.  If at any time and for any reason the Board of Managers shall fail to be constituted as required by this Article, then, at the request of either Member, the Company shall cause a special meeting of Members to be held or the Members shall act by written consent without a meeting for the purpose of taking whatever action may be necessary to assure that the Board of Managers is constituted as set forth in this Article IV as promptly as practicable.

4.8Management of the Company.  As further set forth in Article V, the Operator shall perform for the Company all day-to-day management services with respect to the Business.  Subject to Article V and the other provisions of this Agreement, the authority of the Board of Managers to take any action required or permitted under the provisions of this Agreement shall in all respects be exercised in its sole and absolute discretion.

4.9Payment of Costs and Expenses.  Neither individual Member shall be responsible for paying any costs and expenses of forming and continuing the Company, and operating and conducting the Business, including, without limitation, accounting costs and legal expenses.  Instead, such costs and expenses shall be the responsibility of the Company, to be funded from Cash Flow or by way of Capital Contributions.

4.10Manager Expenses.  The Company shall promptly reimburse in full each Manager for all of his or her reasonable out-of-pocket expenses incurred in attending each meeting of the Board or any committee thereof.  Except as provided in this Section 4.10, no Manager shall receive any compensation for serving as a Manager.

4.11Liability.  No Manager shall be liable to the Company or the Members for any loss or liability caused by any act, or by the failure to do any act, unless such loss or liability arises from such Manager’s intentional misconduct, gross negligence or fraud.  In no event shall any Manager be liable by reason of a mistake in judgment made in good faith, or action or lack of action based on the advice of legal counsel.  Further, the Board shall in no event be liable for the failure to take any action unless it is specifically directed to take such action under the terms of this Agreement.

4.12Place of Meeting.  Regular and special meetings of the Board of Managers shall be held at any place within or without the State of Nevada which has been designated from time to time by resolution of the Board of Managers.  In the absence of such designation, all meetings shall be held at the principal place of Business.

4.13Special Meetings.  Special meetings of the Board of Managers for any purpose or purposes may be called at any time by a Manager or the Operator.  Notice of such special meetings, unless waived by attendance thereat or by written consent to the holding of the meeting, shall be given by written notice given at least three (3) days before the date of such meeting or by email, facsimile or hand delivery at least one (1) day before the date such meeting is to be held.

4.14Waiver of Notice.  The transactions approved or the actions taken at any meeting of the Board of Managers, however called and noticed or wherever held, shall be as valid as though such transactions had been approved or such other actions taken at a meeting duly held after regular call and notice, if (a) a quorum be present and (b) either before or after the meeting, each Manager

Company Agreement of East Camp Douglas, LLC

not present signs a written waiver of notice, or a consent to holding such meeting or an approval of the minutes thereof.  All such waivers, consents or approvals shall be filed with the Company records or made a part of the minutes of the meeting.

4.15Actions by Managers; Quorum; Voting; Action Without a Meeting.  The presence of all Managers, whether in person or by proxy, shall be necessary to constitute a quorum for the transaction of business, except to adjourn as provided in Section 4.17.  Notwithstanding the foregoing, if one Manager is not present for a Board meeting (the “Absent Manager”), then a quorum will be met for the subsequent Board meeting if all of the other Managers are present (in person or by proxy) at such subsequent meeting other than the Absent Manager; provided, in such case the Board may not take action regarding any Reserved Matter or any other matter requiring a Supermajority under this Agreement; provided further, however, that if the Manager appointed by Hawthorne or the Managers appointed by GRC are not present for two consecutive properly-called meetings then at the next subsequent meeting the Managers who are present may take action regarding any Reserved Matter or other matter requiring a Supermajority vote under this Agreement.  Every act or decision done or made by a Majority of Managers (except for Reserved Matters or where a Supermajority vote is otherwise required) shall be regarded as the act of the Company, unless otherwise required by law, the Certificate, or this Agreement.  The Managers present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough Managers to have less than a quorum.  All votes required of the Managers may be by voice vote or show of hands, unless a written ballot is requested, which request may be made by any Manager.  Any action which under any provision of this Agreement may be taken at a meeting of the Board of Managers may be taken without a meeting if authorized by a writing signed by all Managers who would be entitled to vote upon such action at a meeting, which writing shall be filed with the Secretary of the Company or the Board of Managers if there is no Secretary of the Company; .

4.16Meetings by Telephone.  The Managers may participate in a meeting of the Board of Managers, or any committee designated by the Board of Managers, by means of conference call or online video meeting or similar communications equipment, by means of which all Persons participating in the meeting can hear one another, and such participation in a meeting shall constitute presence in person at the meeting.

4.17Adjournment.  A Majority of Managers may adjourn any Board of Managers meeting to meet again at a stated day and hour or until the time fixed for the next regular meeting of the Board of Managers.

4.18Inspection of Books and Records.  Any Manager shall have the right to examine the list of its Members entitled to vote and its other books and records for a purpose reasonably related to such Manager’s position as a Manager.

ARTICLE V

OPERATOR AND PRESENTATION AND ADOPTION OF BUDGETS

5.1Appointment of Operator.  GRC is hereby appointed as the Operator.

Company Agreement of East Camp Douglas, LLC

5.2Operator’s Obligations, Covenants and Exclusive Authority.  Notwithstanding anything to the contrary in this Agreement, but subject to Section 5.5, for so long as GRC (or an Affiliate of GRC) is a Member, GRC shall serve as the Operator and, until it is removed as the Operator in accordance with this Agreement, shall have the sole and exclusive right and obligation to make all day-to-day decisions relating to, and manage and control, the Business of the Company pertaining to the conduct of all operations under the Exploration Budget and any subsequent Budget approved by the Board.  Each Budget shall include a management fee payable to the Operator to cover its overhead and general and administrative expenses, with the understanding that the amount of such fee shall be an amount designed so that the Operator shall neither make a profit nor suffer a loss with respect to such fee.

5.3Duties of the Operator.  Without limiting the provisions of Section 5.2, the Operator shall have the following duties:

(a)The Operator shall manage, direct and control operations in all material respects in accordance with adopted Budgets, including the Exploration Budget, as well as adopted Amendments, and shall prepare, to present to the Board, proposed Budgets, subsequent to the Exploration Budget, in accordance with the provisions of Section 5.7.

(b)The Operator shall implement all Board decisions on Reserved Matters, shall make from Company funds all expenditures necessary to carry out adopted Budgets, and shall promptly advise the Board if the Company lacks sufficient funds for the Operator to carry out its responsibilities under this Agreement.

(c)The Operator shall purchase or otherwise acquire all material, supplies, equipment, water, utility, and transportation services required for the conduct of the Business at market prices (to the extent available) and upon commercially reasonable terms and conditions.

(d)The Operator shall take such actions as may be advisable in the Operator’s reasonable judgment to keep the assets of the Company free and clear of liens, claims, charges, and encumbrances other than those contemplated by an approved Budget.

(e)The Operator shall (i) make or arrange for all payments required by any contracts entered into by the Company, and (ii) pay all taxes on the operation of the Business and the assets of the Company, except taxes determined or measured by a Member’s revenue or net income; provided, that the Operator shall have the right to contest the validity or amount of any taxes on the operation of the Business or the assets of the Company the Operator deems to be unlawful, unjust, unequal or excessive, and to undertake such other steps or proceedings as the Operator may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization of such taxes before such taxes are required to be paid, but he Operator shall not permit or allow title to any Company assets to be lost as the result of nonpayment of any such taxes.

(f)The Operator shall (i) apply for all necessary permits, licenses or other approvals required for the conduct of the Company’s Business, (ii) comply in all material respects with Applicable Laws, (iii) promptly provide notice to the Board after becoming aware of any allegations of a material violation of Applicable Laws, and (iv) prepare and file all reports or

Company Agreement of East Camp Douglas, LLC

notices required by any governmental authority for operation of the Business.  The Operator shall timely cure or dispose of any violation of Applicable Laws through performance, or payment of fines and penalties, or both, the cost of which shall be charged to the Company.

(g)The Operator shall prepare an Environmental Compliance plan for the operation of the Business consistent with the requirements of Applicable Laws or contractual obligations and shall include in each proposed Budget sufficient funding to implement the Environmental Compliance plan (through funds deposited into the Environmental Compliance Fund) and to satisfy the financial assurance requirements of Applicable Laws and contractual obligations pertaining to Environmental Compliance.

(h)Funds deposited into the Environmental Compliance Fund shall be maintained by the Operator in a separate, interest-bearing cash management account, which may include money market investments and money market funds, or longer-term investments approved by the Board.  Such funds shall be used solely for Environmental Compliance, including committing such funds, interests in property, insurance or bond policies, or other security to satisfy Applicable Laws regarding financial assurance for the reclamation or restoration of the Subject Property, and for other Environmental Compliance requirements.

(i)The Operator shall prosecute and defend, but shall not initiate without the approval of a Supermajority of the Board, all litigation, arbitrations, or administrative proceedings arising out of the operation of the Business; provided, a vote of the Supermajority of the Board shall be required regarding the defense of any Proceedings that may result in damages or penalties in excess of $500,000 in cash or value.  The Operator shall keep the Board reasonably informed of the progress of any such litigation, arbitrations or proceedings.  The Board shall approve in advance any settlement involving payments, commitments or obligations in excess of $500,000 in cash or value.

(j)The Operator may dispose of assets, whether by abandonment, surrender, or transfer, only in the ordinary course of business.  Without prior approval from the Board, the Operator shall not (i) dispose of assets of the Company outside the ordinary course of business in any one transaction (or in any series of related transactions) having a value in excess of $500,000, (ii) enter into any sales contracts or commitments for Products outside the ordinary course of business, (iii) dissolve or begin a liquidation of the Company, or (iv) dispose of all or a substantial part of the assets of the Company.

(k)The Operator shall pay all claim maintenance and other fees required by Applicable Laws in order to maintain the unpatented mining claims included within the Subject Property.  The Operator shall timely record with the appropriate county and file with the appropriate United States agency, any required affidavits, notices of intent to hold and other documents in proper form attesting to the payment of such fees, or intent to hold the claims and sites, in each case in sufficient detail to reflect compliance with applicable requirements.

(l)If authorized by the Board, the Operator may (i) locate, amend or relocate any unpatented mining claim comprising a portion of the Subject Property, (ii) locate any fractions resulting from such amendment or relocation, (iii) abandon any unpatented mining claims for the purpose of locating mill sites or otherwise acquiring from the United States rights to the ground

Company Agreement of East Camp Douglas, LLC

covered thereby, (iv) abandon any unpatented mill sites for the purpose of locating mining claims or otherwise acquiring from the United States rights to the ground covered thereby, (v) exchange with or convey to the United States any of such unpatented mining claims for the purpose of acquiring rights to the ground covered thereby or other adjacent ground and (vi) convert any unpatented claims or mill sites into one or more leases or other forms of mineral tenure under any law hereafter enacted.

(m)The Operator shall (i) keep and maintain all required accounting and financial records in accordance with customary cost accounting practices in the mining industry, (ii) keep and maintain current balances of Capital Contributions, (iii) keep and maintain Capital Accounts of the Members, and (iv) keep all Company accounts separate and segregated from the individual accounts of the Operator.

(n)The Operator shall undertake all other activities reasonably necessary to fulfill the foregoing.

(o)The Operator shall have the right to carry out its duties and responsibilities under this Agreement through Affiliates, agents, consultants or independent contractors, but no such persons shall have any rights under this Agreement.

5.4Standards of Care.  The Operator shall discharge its duties under Sections 5.2 and 5.3 and conduct the operation of the Business in all material respects in a good, workerlike and efficient manner, in accordance with sound mining, mineral processing, and other applicable industry standards and practices.

5.5Operator Resignation; Removal; Replacement.

(a)The Operator may voluntarily resign at any time upon sixty (60) days’ prior notice to the Board.  Acceptance of such resignation shall not be necessary.

(b)The Operator shall automatically be deemed to resign without the requirement of notice or other notice of any kind effective immediately upon the occurrence of a bankruptcy or insolvency event with respect to the Operator.

(c)The Operator may be removed by written notice of the other Member to the Operator (i) if the Membership Interest of the Operator becomes less than fifty percent (50%), or (ii) for a material breach by the Operator of its obligations hereunder; provided, such notice shall be delivered to the Operator within thirty (30) days after the date such other Member has notice or knowledge of the event giving rise to the removal right.

(d)If the Operator resigns voluntarily under Section 5.5(a) or is deemed to have resigned under Section 5.5(b), the other Member may elect to become the successor Operator by notice to the Board within thirty (30) days after the date of the voluntary resignation.  If the other Member does not make such an election within such thirty (30) day period, the successor Operator (who may be a Member, an Affiliate of a Member or a third party) shall be elected by the Board.  If the Operator is removed under Section 5.5(c), the Designee(s) of the other Member may appoint the successor Operator (who may be a Member, an Affiliate of a Member or a third party) by notice

Company Agreement of East Camp Douglas, LLC

to the Board.  Any successor Operator shall execute a joinder to this Agreement agreeing to be bound by the provisions of this Agreement that relate to the Operator.

(e)The resignation or removal of a Person as the Operator shall not require or result in the resignation or removal of such Person as a Member, reduce the Membership Interest of such Member, or restrict the right of such Member to appoint Managers to the Board.

5.6Operations Under Budgets.  All activities of the Business shall be conducted and expenses shall be incurred consistent with the Exploration Budget and all subsequently approved Budgets, except to the extent set forth in Section 5.12.

5.7Presentation of Proposed Budgets.  Not later than (a) ninety (90) days after completion of the HLM Contribution and completion of the Exploration Budget, and (b) November 1st of each calendar year thereafter, the Operator shall prepare a proposed Budget for the succeeding calendar year or longer such period approved by the Board, and submit that proposed Budget to the Board for its review and approval.  The proposed Budget shall be accompanied by a notice of the date and time of the meeting of the Board to be held to consider the proposed Budget, which date shall not be less than fifteen (15) days after the submission of the proposed Budget to the Board.

5.8Approval of Proposed Budgets.  At (a) the first meeting of the Board to consider the first proposed Budget following completion of the Exploration Budget, and (b) on or before December 1st of each calendar year thereafter, at a meeting of the Board, the Designees shall submit in writing to the Board whether such Designees (i) approve the proposed Budget, (ii) propose modifications to the proposed Budget, or (iii) reject the proposed Budget.  If the Designees of a Member do not approve the proposed Budget, then the Board shall call another meeting to be held within ten (10) days after the first meeting to consider the Budget and to vote on a revised Budget.  During such ten (10)-day period, the Operator shall negotiate in good faith with the Managers to develop a revised Budget that is acceptable to all of the Designees, and shall deliver its revised Budget to the Designees at or before the subsequent meeting.  At the subsequent meeting to again approve the Budget (taking into account any revisions proposed by the Designees during the negotiation period), the Designees of each Member shall vote to either approve or reject the revised Budget.  If one or more Designees do not attend any meeting of the Board, the purpose of which is to review and approve a Budget or an Amendment, then the Designees present at the meeting may approve the proposed Budget, but no other action may be taken at the meeting.

5.9Amendments.  The Operator may propose amendments (“Amendments”) to any currently approved Budget from time to time.  The Designees of each Member shall have fifteen (15) days after the proposal of an Amendment by the Operator to submit in writing to the Board one of the responses described in Section 5.8 (substituting “Amendment” for “Budget” in each case).  If the Designees of a Member fail to respond within the ten (10)-day period, then those Designees shall be deemed to have approved the proposed Amendment.  If the Designees of a Member timely submit to the Board their rejection of, or proposed modifications to, the proposed Amendment, then the Operator may call a special meeting of the Board to vote on an Amendment.  If the Operator calls such a meeting, the Operator shall negotiate in good faith with the Designees to develop an Amendment that is acceptable to all of the Designees, and shall deliver its revised Amendment to the Designees at or before the meeting, but neither the Operator nor any Designees

Company Agreement of East Camp Douglas, LLC

shall have any obligation to agree to any particular modification to the Budget during such negotiations.  At the meeting to vote on the Amendment (taking into account any revisions made by the Operator during the negotiation period), the Designees of each Member shall vote to either approve or reject the revised Amendment.

5.10Deadlock on Proposed Budgets.  If the Members, acting through the Board, fail to approve a Budget by the beginning of the period to which the proposed Budget applies, subject to the contrary direction of the Board and to the receipt of necessary funds, the Operator shall continue Business operations at levels sufficient to maintain the then-current operations.  The Members shall continue to make Additional Capital Contributions in accordance with their respective percentage Membership Interests applicable to the last adopted Budget in response to Contribution Notices from the Operator to fund such operations during a Deadlock, until such Deadlock is resolved by the Board or (if applicable) either Member delivers a Buy/Sell Notice pursuant to the provisions of Section 12.4.

5.11Budget Overruns; Budget Changes.  The Operator shall immediately provide notice to the Board if an adopted Budget is exceeded or is expected to be exceeded by ten percent (10%) or more.  Budget overruns of ten percent (10%) or less shall be considered costs and expenses of the Company, and shall be funded by the Members making Additional Capital Contributions to the Company in proportion to their respective percentage Membership Interests.

5.12Emergency or Unexpected Expenditures.  In case of an emergency, the Operator may take any reasonable action it deems necessary to protect life, limb or property, to protect the assets of the Company or to comply with Applicable Laws; provided, expenditures in excess of $500,000 shall require the vote of a Supermajority of the Board.  The Operator may also make reasonable expenditures for unexpected events that are beyond its reasonable control and that do not result from a breach by it of its standard of care in Section 5.4.  The Operator shall promptly provide notice to the Members of the emergency or unexpected expenditure, and shall be reimbursed by the Company for all resulting costs reasonably incurred, which costs shall be funded by the Members making Additional Capital Contributions to the Company under Section 3.2 in proportion to their respective percentage Membership Interests at the time the emergency or unexpected expenditures are incurred.

ARTICLE VI

INDEMNIFICATION OF MANAGERS AND OPERATOR

6.1Exculpation.

(a)The Managers shall endeavor to perform their duties under this Agreement with ordinary prudence and in a manner reasonable under the circumstances.  No Manager shall be liable to the Company or the Members for monetary damages for an act or omission in such individual’s capacity as a Manager, except for liability for (a) a breach of such Manager’s duty of loyalty to the Company or its Members, (b) an act or omission not in good faith that constitutes a breach of duty of such Manager to the Company or an act or omission that involves intentional misconduct or a knowing violation of the law, (c) a transaction from which such Manager received an improper benefit, whether or not the benefit resulted from an action taken within the scope of such Manager’s position, or (d) an act or omission for which the liability of a Manager is expressly

Company Agreement of East Camp Douglas, LLC

provided for by an applicable statute.  If the Act, or other applicable law is amended to authorize action further eliminating or limiting the liability of Managers, then the liability of the Managers shall be eliminated or limited to the fullest extent permitted by the Act or other applicable law, as so amended.  Any repeal or modification of this paragraph by the Members or the Board of Managers shall not adversely affect the right or protection of a Manager existing at the time of such repeal or modification. Except as otherwise specifically set forth in this Agreement, no Manager or Member or the Operator shall be personally liable for any debt, obligation or liability of the Company sole by reason of being a Manager or a Member or the Operator.

(b)Notwithstanding any contrary provision of this Agreement, the Operator shall not be liable or responsible to the Company or any Member and shall not be in breach or default of its duties under this Agreement for any act or omission (a) that is not caused by or attributable to the Operator’s willful misconduct or gross negligence, (b) if the inability to perform results from (i) the failure of any Member or Manager (other than the Operator, any Affiliate of the Operator, or any Manager designated by the Operator or any such Affiliate), to perform acts or to contribute amounts required under this Agreement, (ii) a lack of Company funds, to the extent the Operator has made all Capital Contributions required to be made by it, or (iii) the failure to carry out or perform in accordance with a Budget for any period, if a Budget has not been adopted for the period, or (c) taken in good faith reliance on an adopted Budget or information, opinions, reports or statements presented by any other Member or Manager appointed by any other Member, or by any other Person as to matters the Operator reasonably believes are within the other Person’s professional or expert competence.  The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in the Act.

(c)It is agreed and acknowledged that the Managers, Members and their respective Affiliates are in the business of investing and therefore may become aware of other business opportunities, including those that may compete, directly or indirectly, with the Company.  Subject to Section 10.9, nothing in this Agreement shall preclude the Members, Managers or their respective Affiliates from (a) engaging in possessing an interest in, or participating as an officer, director, consultant, representative, partner, stockholder, manager, member, or employee in, any present or future business venture (whether or not competing with any present or future business activities of the Company); and (b) may become a shareholder, officer, director, member, manager, partner or investment manager of any other entities.

6.2Right to Indemnification.  The Company shall indemnify the Operator, the Managers and each Member and their respective members, managers, directors, officers, employees and representatives (each an “Indemnitee”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or Proceeding, whether civil, criminal, administrative, arbitrative, or investigative, by reason of the fact that such Indemnitee is or was the Operator or a Manager of the Company, against expenses (including attorneys’ fees) actually and reasonably incurred by such Indemnitee in connection therewith, to the extent that such Indemnitee has been wholly successful on the merits or otherwise in defense of such action, suit or Proceeding, and against judgments, penalties (including excise and similar taxes), fines, and amounts paid in settlement by such Indemnitee in connection therewith, (a) if and to the extent that such Indemnitee has been successful on the merits or otherwise in defense of such action, suit or Proceeding; or (b) if such Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed, in the case of conduct in his or her official capacity, to be in the best interests

Company Agreement of East Camp Douglas, LLC

of the Company; or, in all other cases, to be not opposed to the best interests of the Company; and, with respect to any criminal action or Proceeding, if such Indemnitee had no reasonable cause to believe his or her conduct was unlawful; provided however, if such Indemnitee is found liable to the Company or is found liable on the basis that personal benefit improperly was received by him or her, the indemnification provided pursuant to this Section shall not apply.  The termination of any action, suit or Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner which such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or Proceeding, that such Indemnitee had reasonable cause to believe that his or her conduct was unlawful.

6.3Procedure to be Followed.  Any indemnification under Section 6.2 (unless ordered by a court or made pursuant to a determination by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Indemnitee is proper in the circumstances because such Indemnitee has met the applicable standard of conduct set forth in Section 6.2.  Such determination shall be made by the Board.

6.4Payment of Expenses in Advance.  Expenses incurred in defending any Proceeding referred to in this Article shall be paid by the Company in advance of the final disposition of such Proceeding, so long as there has been no determination under Section 6.3 that indemnification is not warranted.

6.5Other Rights.  The indemnification provided by this Agreement shall be deemed exclusive of any other rights to which an Indemnitee seeking indemnification may be entitled under any statute, agreement, vote of Members or disinterested Managers, or otherwise both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to an Indemnitee who has ceased to be a Manager or the Operator and shall inure to the benefit of the estate, heirs, executors, administrators or other successors of such an Indemnitee and shall not be deemed to create any rights for the benefit of any other Person.

6.6Insurance.  The Company shall obtain and maintain Directors and Officers liability insurance (“D&O Insurance”) covering the Managers and the Operator in an amount not less than Five Million Dollars ($5,000,000) per claim and in the aggregate, or such greater amount as approved by a Supermajority of the Board.

(a)Coverage Requirements.  The D&O Insurance shall include Side A, Side B and entity coverage (if applicable), shall be issued by an insurer with a rating of A- or better by A.M. Best, and shall not be canceled, materially reduced or allowed to lapse without prior Supermajority approval.

(b)Tail Coverage.  Upon any Liquidating Event or Change of Control of the Company, the Company shall purchase an extended reporting period endorsement providing tail coverage for not less than three (3) years, unless waived in writing by all Managers.

(c)Additional Insurance.  The Company shall maintain commercially reasonable general liability, property and other liability insurance coverage appropriate for the nature and scale of the Business.

Company Agreement of East Camp Douglas, LLC

6.7Severability.  If any part of this Article is judicially determined to be invalid or unenforceable, then such determination shall not in any way affect the remaining portions of this Article, but the same shall be divisible and the remainder shall continue in full force and effect.

6.8Appearance as a Witness or Otherwise.  Notwithstanding any other provision of this Article, the Company may pay or reimburse expenses incurred by a Manager, the Operator or other Person in connection with appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

6.9Report to Members.  Any indemnification or advance of expenses in accordance with this Article shall be reported in writing to the Members with or before the notice or waiver of notice of the next Members’ meeting or with or before the next submission to Members of a consent to action without a meeting and, in any case, within the three (3) month period immediately following the date of the indemnification or advance.

ARTICLE VII

MEETINGS OF MEMBERS

7.1Place of Meetings.  All meetings of the Members shall be held at the principal office of the Company or at such other place within or without the State of Nevada as may be determined by the Board of Managers and set forth in the respective notice or waivers of notice of such meeting.

7.2Annual Meetings of Members.  An annual meeting of the Members may be held at such time and date as shall be designated by the Board of Managers from time to time and stated in the notice of the meeting.

7.3Special Meetings of Members.  Special meetings of the Members may be called by the Board of Managers or by the holders of all the Membership Interests.  Business transacted at all special meetings shall be confined to the purposes stated in the notice.

7.4Notice of Meetings of Members.  Written or printed notice stating the place, day and hour of the meeting and, in the case of special meetings, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the Board of Managers or Person calling the meeting, to each Member of record entitled to vote at such meeting.  Such notice shall be deemed to be delivered as provided in Section 13.3.

7.5Quorum.  The presence of all the Members, whether in person or by proxy, shall be necessary to constitute a quorum for all meetings of the Members, except as otherwise provided by law or the Certificate.  Notwithstanding the foregoing, if one Member is not present for a meeting of the Members (the “Absent Member”) but provides their written proxy to a Member in attendance, then a quorum will be met for the subsequent meeting of the Members if all of the other Members are present (in person or by proxy) at such subsequent meeting other than the Absent Member.  Once a quorum is present at the meeting of the Members, the subsequent withdrawal from the meeting of any Member prior to adjournment or the refusal of any Member to vote shall not affect the presence of a quorum at the meeting.  If, however, such quorum shall not be present at any meeting of the Members, the Members entitled to vote at such meeting shall

Company Agreement of East Camp Douglas, LLC

have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the holders of the requisite amount of Membership Interests shall be present or represented.

7.6Voting.  For purposes of voting on matters other than a matter for which the affirmative vote of the holders of a specified portion of the Membership Interests entitled to vote is required by law, the Certificate or this Agreement, at any meeting of the Members at which a quorum is present, the act of Members shall be the affirmative vote of the holders of a Majority in Interest of all the Members, except as otherwise expressly set forth in this Agreement for acts requiring a Supermajority.

7.7Registered Members.  The Company shall be entitled to treat the holder of record of any Membership Interests as the holder in fact of such Membership Interests for all purposes, and accordingly shall not be bound to recognize any equitable or other claim to or interest in such Membership Interests on the part of any other Person, whether or not it shall have express or other notice of such claim or interest, except as expressly provided by this Agreement or the laws of the State of Nevada

7.8Actions Without a Meeting and Telephone Meetings.  Notwithstanding any provision contained in this Article, all actions of the Members may be taken by written consent without a meeting, or any meeting may be held by means of a conference telephone.  Any such action which may be taken by the Members without a meeting shall be effective only if the written consent or consents are in writing, set forth the action so taken, and are signed by the holder or holders of Membership Interests constituting not less than the minimum amount of Membership Interests that would be necessary to take such action at a meeting at which the holders of all Membership Interests entitled to vote on the action were present and voted.

ARTICLE VIII

ALLOCATIONS AND DISTRIBUTIONS

8.1Allocation of Net Income and Loss.  Net income and loss for each fiscal year shall be determined for financial accounting purposes in accordance with GAAP accounting procedures used for federal income tax purposes and the books and records of the Company.  Income gain, loss and deduction shall be allocated among the Members pro rata in accordance with their Membership Interests.

8.2Distributions of Cash Flow.  The Company shall make mandatory distributions of Cash Flow to the Members on at least a quarterly basis (or other frequency as determined by the Board) equal to all Cash Flow for the period since the last distribution; provided, during the production phase, twenty-five percent (25%) of the projected working capital required to meet the needs of the Company for the next fiscal quarter (as set forth in the approved Budget) shall not be distributed.  Notwithstanding the frequency or amounts of distributions, Cash Flow shall be distributed to the Members pro rata in accordance with their Membership Interests, subject to Section 8.5.

8.3Limitations on Allocations.  Notwithstanding the provisions contained in Sections 8.1 and 8.2 of this Agreement, during such times as the Company is taxed as a partnership for

Company Agreement of East Camp Douglas, LLC

federal income tax purposes, should any provision conflict with the provisions contained in Regulations §1.704-1(b)(2)(iv), the provisions of said Regulations shall apply so as to cause the Company’s provisions relating to allocations and distributions to be in compliance with such Regulations.

8.4Additional Tax Allocation Provisions.

(a)For income tax purposes, allocations of income and loss (and items thereof) shall be made in accordance with the foregoing allocations of income, gain and loss for financial purposes.

(b)Notwithstanding anything to the contrary contained in this Agreement, items of income, gain, loss and deduction with respect to property, other than cash, contributed to the Company by a Member or with respect to an adjustment to the Members’ Capital Accounts to reflect a revaluation of the Business, shall be allocated among the Members so as to take into account the variation between the basis of the property to the Company and its fair market value at the time of contribution or, in the case of a revaluation of the Business, the variation between the basis of the Business to the Company and its fair market value as of the date of revaluation, as provided in Code Section 704(c) and the Regulations thereunder and Regulations Section 1.704-1(b)(2)(iv)(g).

(c)As between a Member who has Transferred all or part of its Membership Interest and its transferee, all items of income, gain, deduction and loss, for any year shall be apportioned on the basis of the number of days in each such year that each was the holder of such Membership Interest (making any adjustments necessary to comply with the provisions of Code Section 706(d)(2)), without regard to the results of the Company’s operations during the period before and after the date of such Transfer, provided that if both the transferor and transferee consent thereto a special closing of the books shall be had as of the effective date of such Transfer and the apportionment of items of income and gain, and deduction and loss, shall be made on the basis of actual operating results.  Notwithstanding the above, gain or loss resulting from a Liquidating Event shall be allocated only to those persons who are Members as of the date on which such transaction is consummated.

8.5Company Minimum Gain Chargeback.  If there is a net decrease in the Company’s minimum gain (as defined in Treasury Regulations Section 1.704-2(b)(2) and determined in accordance with Section 1.704-2(d)) during a fiscal year of the Company, then items of income and gain for such fiscal year (and, if necessary, for subsequent periods) shall be allocated to the Members in the manner and to the extent required by Treasury Regulations Section 1.704-2(f).  This clause is intended to constitute a “minimum gain chargeback” as provided by Treasury Regulations Section 1.704-2(f), and this clause shall be construed accordingly.

ARTICLE IX

FISCAL MATTERS

9.1Fiscal Year.  The fiscal year of the Company shall be as required under Code Section 706.

Company Agreement of East Camp Douglas, LLC

9.2Books and Records.  The Operator shall keep, or cause to be kept, at the expense of the Company, full and accurate books and records of all transactions of the Company in accordance with accepted accounting principles, consistently applied.  Among such books and records the Operator shall keep:

(a)A current list of the following items:

(i)the name and mailing address of each Member;

(ii)the last known street address of the business or residence of each Manager; and

(iii)the Membership Interest of each Member.

(b)Copies of the Company’s federal, state and local tax returns for each of the Company’s six (6) most recent tax years;

(c)A copy of this Agreement, the Certificate, all amendments and restatements, executed copies of any powers of attorney under which this Agreement, the Certificate and any and all amendments or restatements thereto have been executed.  All of such books and records shall, at all times, be maintained at the principal place of Business and the Members have the right to inspect and copy any of them, at their own expense, during normal business hours.

9.3Reports and Statements.

(a)After completion of the Exploration Budget, within thirty (30) days after the end of each month, the Operator shall, at the expense of the Company, provide to each Member an operating statement for the Business.  The operating statements shall set forth all receipts and expenditures of the Company for the prior month, and a comparison of such receipts and expenditures with those provided for in the Budget.

(b)After completion of the Exploration Budget, within thirty (30) days after the end of each fiscal year of the Company, the Operator shall, at the expense of the Company, cause to be delivered to each Member such financial statements and such other information as the Operator believes to be necessary for the Members to be advised of the financial status and results of operation of the Company.

(c)The Operator shall report to the Members any significant development materially adversely affecting the Company, its Business, property or assets, as soon as practicable following the occurrence of such development.

9.4Audit.  The Board may require an audit of the books and records of the Company to be conducted at any time (but not more frequently than once each calendar year).  Any such audit so required shall be conducted by auditors selected by a Majority in Interest of the Members at the expense of the Company.

9.5Tax Returns.  At the expense of the Company, the Operator will cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the

Company Agreement of East Camp Douglas, LLC

Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company owns property or does business.  The Operator will deliver to each Member by August 1, Company information necessary for the preparation of such Member's federal, state, and local income tax returns for such Fiscal Year.  Each Member agrees that such Member shall not treat any Company item on such Member's federal, state, foreign, or other income tax return inconsistently with the treatment of the item on the Company's return.

9.6Bank Accounts.  The Operator, in the name of the Company, shall open and maintain a special bank account or accounts in a bank or savings and loan association, the deposits of which are insured by an agency of the United States government, in which shall be deposited all funds of the Company.  There shall be no commingling of the property and assets of the Company with the property and assets of any other Person.

9.7Partnership Representative.  The entity designated in the Company’s federal income tax return as the “Partnership Representative” shall serve as the partnership representative of the Company within the meaning of Section 6223(a) of the Code, and the Members hereby appoint the Operator as the “Partnership Representative”.  The Partnership Representative is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial Proceedings.  If any state or local tax law provides for a partnership representative or person having similar rights, powers, authority or obligations, the Partnership Representative shall also serve in such capacity.  In all other cases, the Partnership Representative shall represent the Company in all tax matters to the extent allowed by law.  Each Member agrees that any action taken by the Partnership Representative in connection with audits of the Company shall be binding upon such Members and that such Member shall not independently act with respect to tax audits or tax litigation affecting the Company, unless previously authorized to do so in writing by the Partnership Representative, which authorization may be withheld by the Partnership Representative in its sole and absolute discretion.  The Partnership Representative shall notify the Members of any action taken by it pursuant to this Section 9.7.  If a Partnership Representative ceases to be the Partnership Representative for any reason, the Board shall appoint a new Partnership Representative.  The Partnership Representative may resign at any time.  The Company shall reimburse the Partnership Representative for all expenses incurred by it in connection with any administrative or judicial Proceeding with respect to the tax liabilities of the Members.

9.8Push Out Election.  In the event of any audit, examination or administrative or judicial proceeding with respect to the Company under Subchapter C of Chapter 63 of the Code, the Partnership Representative shall, to the fullest extent permitted by Law, cause the Company to make an election under Section 6226 of the Code (a “Push-Out Election”).  Pursuant to such Push-Out Election, each Person who was a Member during the Reviewed Year shall take into account such Person’s allocable share of any adjustments.  Any Imputed Underpayment, including any interest or penalties, that is required to be paid by the Company shall be allocated among the Persons who were Members during the applicable Reviewed Year in proportion to their respective Membership Interests for such Reviewed Year.  Each such Person shall indemnify and hold harmless the Company from and against such Person’s allocable share of any such amounts, and the Company may offset Distributable Cash otherwise payable to such Person to satisfy such obligation.

Company Agreement of East Camp Douglas, LLC

ARTICLE X

TRANSFERS AND ACQUISITIONS WITHIN AREA OF INTEREST

10.1Restriction on Transfers.  Except as expressly permitted under the provisions of this Agreement, no Membership Interest shall or can be Transferred without the written consent of a Supermajority of the Board.

10.2Transfers to Permitted Parties.  Notwithstanding the other provisions of this Article X, a Member may Transfer all or any part of its Membership Interest to:

(a)a single trust of which (i) there are no principal beneficiaries other than such Member, the Principal Controlling such Member, or one or more relatives of such Member or Principal, and (ii) the trustee of which is the Principal; or

(b)a partnership, corporation, limited liability company or other entity of which (i) there are no owners other than such Member, the Principal or Person Controlling such Member, one or more relatives of such Member or Principal, or any Person described in clause (a) or (b) above, and (ii) the Principal or Person Controlling such Member, directly, or indirectly through another entity, Controls such Member; or

(c)any Person with the written approval of the other Member, which approval shall not be unreasonably withheld or delayed if, in the reasonable determination of such other Member, the transferee has the financial capacity to carry out the capital contribution and other financial obligations of the transferring Member under this Agreement and the transferee is not a competitor of the Member whose approval for the Transfer is requested; provided, a Transfer under this Section 10.2(c) shall constitute a Change of Control pursuant to Article XIII; and

(d)in connection with the merger, amalgamation, consolidation or reorganization of such Member or any of its Affiliates with or into any other Person without the approval of the other Member or any other Person; provided, that the surviving entity in such merger, amalgamation, consolidation or reorganization (i) possesses all or substantially all of the stock, limited liability company or other equity interests, or all of the property rights and interests of the transferring Member or its Affiliates, and (ii) is subject to all or substantially all of the liabilities and obligations of the transferring Member; provided, a Transfer under this Section 10.2(d) shall constitute a Change of Control pursuant to Article XIII.

(e)Each of the foregoing Persons referenced in subparagraphs (a)-(d) above is a “Permitted Transferee.”  Any purported Transfer under this Section shall not become effective until (i) the Permitted Transferee has agreed in writing to be bound by all of the terms and conditions of this Agreement and shall thereupon be considered a “Member” as that term is used and defined in this Agreement.

(f)To the extent not otherwise prohibited under Sections 10.2(a)-(d), the following Encumbrances (“Permitted Interest Encumbrances”) are permitted:

(i)A Member may create an Encumbrance on all or any portion of its Membership Interest with the written approval of the other Member, which approval shall not be unreasonably withheld or delayed; and

Company Agreement of East Camp Douglas, LLC

(ii)A Member may create an Encumbrance on all (but not less than all) of its Membership Interest incurred for the purpose of satisfying such Member’s capital contribution obligations under this Agreement without the approval of the other Member or any other Person.

(g)Notwithstanding any of the provisions of this Section 10.2 or any of the other provisions of this Agreement to the contrary, GRC may, without the consent of Hawthorne or the Company, assign and delegate to Fortitude all of GRC’s Membership Interest and all of GRC’s other rights and obligations under this Agreement and the Contribution Agreement (provided that GRC shall remain the Operator), as contemplated under Section 10.9 of the Contribution Agreement, and the foregoing shall not constitute a Change of Control under Article XIII.

10.3Right of First Refusal.

(a)Right of First Refusal.  At any time, and subject to the terms and conditions specified in this Section 10.3, each Member shall have a right of first refusal if the other Member (the “Offering Member”), receives a bona fide offer from a potential third party purchaser (the “Proposed Purchaser”) to purchase all or any portion of the Offering Member’s Membership Interest (the “Offered Interests”) and the Offering Member desires to accept such offer.  The Offering Member shall first offer the Offered Interests to the other Member (the “ROFR Rightholder”) in accordance with this Section 10.3 prior to Transferring such Offered Interests (other than Transfers to a Permitted Transferee pursuant to Sections 10.2(a), (b), or (d)).

(b)Offer Notice.  The Offering Member shall give written notice (the “Offering Member Notice”) to the Company and the ROFR Rightholder stating the: (A) the amount of the Offered Interests to be sold by the Offering Member; (B) the name of the party who has offered to purchase such Offered Interests; (C) the purchase price and the other material terms and conditions of the Transfer; and (D) the proposed date of the closing of the Transfer.

(c)Exercise of Right of First Refusal.  Upon receipt of the Offering Member Notice, the ROFR Rightholder shall have sixty (60) days (the “ROFR Notice Period”) to elect to purchase all (and not less than all) of the Offered Interests by delivering a written notice (a “ROFR Acceptance”) to the Offering Member and the Company stating that it elects to purchase such Offered Interests on the terms and the timing specified in the Offering Member Notice.  Subject to Section 10.3(d), if the other Member does not deliver a ROFR Acceptance during the ROFR Notice Period, it shall be deemed to have waived all of its rights to purchase the Offered Interests on the terms of the Offering Member Notice.

(d)Consummation of Sale.  If the ROFR Rightholder does not deliver a ROFR Acceptance in accordance with this Section 10.3, then the Offering Member may Transfer all of the Offered Interests to the Proposed Purchaser on terms and conditions no more favorable than those set forth in the Offering Member Notice.  If the Offering Member (i) fails to close the transaction within ninety (90) days on the terms set forth in the Offering Member Notice; or (ii) renegotiates the terms of the Offering Member Notice or receives a different bona fide offer for the Offered Interests, either of which have an economic value more than five percent (5%) higher than the terms set forth in the Offering Member Notice (collectively, an “Increased Offer”), then

Company Agreement of East Camp Douglas, LLC

the rights provided hereunder shall be deemed revived and the Offered Interests shall not be Transferred unless the Offering Member sends a new Offering Member Notice setting forth the terms of the Increased Offer in accordance with this Section 10.3.

(e)Cooperation.  Each Member shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 10.3, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

10.4Assumption by Transferee.  Any transferee to whom all or any part of a Membership Interest may be Transferred pursuant to this Agreement shall take such Membership Interest subject to all of the terms and conditions of this Agreement and shall not be considered to have title thereto until said transferee has accepted and assumed the terms and conditions of this Agreement by a written agreement to that effect delivered to the other Members, at which time such transferee shall be admitted as a substitute Member and shall succeed to all rights of its transferor except as such rights may be otherwise limited by other provisions of this Agreement.

10.5Cost of Transfers.  The transferor and, if it fails or refuses to do so, then the transferee, of any Membership Interest shall reimburse the Company for all costs incurred by the Company resulting from any Transfer.

10.6Additional Limitations on Transfers and Encumbrances.  Notwithstanding Section 10.2:

(a)If a Transfer is made that causes the termination of the Company as a partnership for Federal income tax purposes, the transferring Member and the transferee shall jointly and severally indemnify, defend and hold harmless the other Member from and against any and all losses and damages arising from such tax termination;

(b)No Transfer permitted by this Article X shall relieve the transferring Member of its share of any liability, whether accruing before or after such Transfer, that arises out of operations of the Business of the Company conducted before such Transfer;

(c)The transferring Member and the transferee shall bear all tax consequences of any Transfer;

(d)No Member shall create an Encumbrance on all or any portion of its Membership Interest or any economic interest therein, unless the Encumbrance expressly is subordinate to (i) the terms of any pledge or security interest of the Membership Interest or portion thereof that secures or is contemplated by this Agreement to secure in the future any obligation of the Company to any third party lenders, including any project financing, and (ii) any security interest granted by one Member to the other under Section 3.5; and

(e)Only United States currency shall be used for Transfers for consideration.

(f)Any attempted Transfer of any Membership Interest in breach of this Agreement shall be null and void and of no effect whatever.

Company Agreement of East Camp Douglas, LLC

10.7Drag Along Rights.

(a)Subject to the ROFR rights set forth in Section 10.3, if the Member holding more than a fifty percent (50%) Membership Interest (the “Dragging Member”) agrees to dispose of all of its Membership Interest in the Company (the “Drag-Along Transaction”) to a Person who has made a bona fide offer, the Dragging Member shall have the right (the “Drag-Along Right”) to require the other Member (the “Other Member”) to sell or dispose all of its Membership Interest to such purchaser in the Drag-Along Transaction, in accordance with and subject to the terms and conditions of this Agreement.

(b)The Drag-Along Right may be exercised by written notice (the “Drag-Along Notice”) from the Dragging Member delivered to the Other Member at least thirty (30) days prior to the consummation of the proposed Drag-Along Transaction.  The Drag-Along Notice shall specify the identity of the transferee, the nature of the Drag-Along Transaction, the terms and conditions of transfer and the proposed consummation date of the Drag-Along Transaction.  If the Drag-Along Notice shall be given, the Other Member shall be obligated to sell all of its Membership Interest in the Drag-Along Transaction on the same terms and conditions (including representations, covenants, indemnity, holdback and similar provisions) as the sale by the Dragging Members; provided, however, that notwithstanding the foregoing:

(i)if any Drag-Along Transaction is consummated, each Member will receive its proportionate share of the aggregate proceeds of the Drag-Along Transaction and bear its proportionate share of the costs and expenses of any such transaction in accordance with its Membership Interest;

(ii)the Other Member shall be required to make representations only as to title to its Membership Interest (and any liens, pledges or Encumbrances thereon), any required consents by the Other Member, and the absence of conflicts with Applicable Laws and contracts (to which the Other Member is bound) by the Other Member; and

(iii)the liability of the Other Member in connection with indemnities under the purchase agreement shall not exceed the proceeds to the Other Member of such Drag-Along Transaction.

(c)If any holder of Membership Interests sold in a Drag-Along Transaction receives proceeds from such Drag-Along Transaction in a manner other than as contemplated by the foregoing or in excess of the amount to which such holder is entitled in accordance with the foregoing, then such holder shall take such action as is necessary so that such proceeds shall be immediately reallocated among and distributed to the holders of Membership Interests sold in such Drag-Along Transaction in accordance with the foregoing.

(d)Without limiting any of the other provisions of this Section, if a Drag-Along Right shall be exercised pursuant to the requirements set forth in this Section 10.7, the Other Member shall consent and raise no objection to the Drag-Along Transaction or the process pursuant to which the Drag-Along Transaction was arranged, and shall waive any dissenter’s rights and other similar rights with respect thereto.

Company Agreement of East Camp Douglas, LLC

10.8Tag Along Rights.

(a)Subject to the ROFR rights set forth in Section 10.3, if the Member holding more than fifty percent (50%) Membership Interest (the “Selling Member”) agrees to dispose of its Membership Interest in the Company (the “Tag-Along Transaction”) to a Person who has made a bona fide offer (the “Proposed Transferee”), the other Member (each a “Tag-Along Member”) shall have the right (the “Tag-Along Right”) to participate in the sale of its Membership Interest to such purchaser in the Tag-Along Transaction, in accordance with and subject to the terms and conditions of this Agreement; provided that the provisions of this Section 10.8 shall only apply to Transfers in which the Dragging Member has elected not to exercise its Drag-Along Rights under Section 10.7.

(b)The Tag-Along Right may be exercised by written notice (the “Tag-Along Notice”) from the Tag-Along Member delivered to the Selling Member not later than ten (10) days after receipt of written notice from the Selling Member of the proposed Tag-Along Transaction (a “Sale Notice”).  The Sale Notice shall specify the identity of the Proposed Transferee, the nature of the Tag-Along Transaction, the terms and conditions of transfer and the proposed consummation date of the Tag-Along Transaction.  If the Tag-Along Notice shall be given, the Tag-Along Member shall be obligated to sell the pro rata share of its Membership Interest in the Tag-Along Transaction on the same terms and conditions (including representations, covenants, indemnity, holdback and similar provisions) as the sale by the Selling Member; provided, however, that notwithstanding the foregoing:

(i)if any Tag-Along Transaction is consummated, each Member will receive its proportionate share of the aggregate proceeds of the Tag-Along Transaction and bear its proportionate share of the costs and expenses of any such transaction;

(ii)the Tag-Along Member shall be required to make representations only as to title to its Membership Interest (and any liens, pledges or Encumbrances thereon), any required consents by the Tag-Along Member, and the absence of conflicts with Applicable Laws and contracts (to which the Tag-Along Member is bound) by the Tag-Along Member; and

(iii)the liability of the Tag-Along Member in connection with indemnities under the purchase agreement shall not exceed the proceeds to the Tag-Along Member of such Tag-Along Transaction.

(c)If any holder of Membership Interests sold in a Tag-Along Transaction receives proceeds from such Tag-Along Transaction in a manner other than as contemplated by the foregoing or in excess of the amount to which such holder is entitled in accordance with the foregoing, then such holder shall take such action as is necessary so that such proceeds shall be immediately reallocated among and distributed to the holders of Membership Interests sold in such Tag-Along Transaction in accordance with the foregoing.

10.9Acquisitions Within Area of Interest.

(a)General.  If a Member or any of its Affiliates acquires any interest or right to acquire any interest in any real property, minerals or water rights relating to real property wholly

Company Agreement of East Camp Douglas, LLC

or partially within the Area of Interest (collectively, “Covered Real Property”), either directly or indirectly, alone, or as a member, partner, stockholder or other investor in any Person, prior to the termination of the Company, such Covered Real Property shall automatically become part of the Subject Property under this Agreement.  Any Member who ceases being a Member shall not acquire any Covered Real Property during the period of twelve (12) months after the date that such Person no longer is a Member in the Company for any reason.  In addition to any other remedies provided by this Agreement and applicable Law, each Member agrees that the Company (or any Member, on behalf of the Company), may enforce this Section 10.9 through such legal or equitable remedies, including an injunction, as a court of competent jurisdiction shall allow, without the necessity of going through any of the dispute resolution mechanisms set forth in Article XIV or proving actual damages or bad faith, and each Member waives, and shall cause its Affiliates to waive, any claim or defense that the Company (or any remaining Member, on behalf of the Company) has an adequate remedy at law and any requirement for the securing or posting of any bond in connection with such equitable remedy.

(b)If any Person who is a former Member or any of its Affiliates acquires any Covered Real Property in contravention of the provisions of Section 10.9(a), such Covered Real Property shall automatically become part of the Subject Property under this Agreement.

10.10Survival.

(a)Resignation, Relinquishment, Redemption and Transfer.  After the resignation or deemed resignation of a Member, the relinquishment or redemption of a Member’s Interest, or the Transfer by a Member of its Membership Interest in the Company, such former Member shall have no further rights or obligations as a Member of the Company relating to periods after the date of the resignation, deemed resignation, relinquishment, redemption or Transfer; provided, that after such resignation, deemed resignation, relinquishment, redemption or Transfer, such former Member shall (i) not be released, either in whole or in part, from any liability of such Member to the Company or the other Members under this Agreement or otherwise relating to periods through the date of such resignation, deemed resignation, relinquishment, redemption or Transfer, unless each other Member agrees in writing to any such release.

(b)Survival of Provisions.   The provisions of this Agreement shall survive any event described in Section 10.10(a) to the fullest extent necessary for the enforcement of such provisions and the protection of the Members, the Managers or other Persons in whose favor such provisions run.

ARTICLE XI

WINDING UP AND LIQUIDATION

11.1Liquidation.

(a)It is the intention of the Members that the Business be continued by the Members, or those remaining, pursuant to the provisions of this Agreement, notwithstanding the occurrence of any event which would result in a statutory winding up and liquidation of the Company pursuant to the laws of the State of Nevada, and no Member shall be released or relieved of any duty or obligation under this Agreement by reason thereof; provided, however, that the

Company Agreement of East Camp Douglas, LLC

Business shall be terminated, its affairs wound-up and its property and assets distributed in liquidation on the earliest to occur of:

(i)Upon the unanimous election by the Board of Managers, at any time, to wind up and liquidate the Company;

(ii)The entry of a decree of judicial dissolution under the Act; or

(iii)The occurrence of a Liquidating Event, and the collection of all payments attributable thereto.

(b)Upon the occurrence of an event described in Section 11.1(a), the Business and affairs of the Company shall cease and the assets of the Company shall be liquidated, applied and distributed as provided in this Article.

(c)Notwithstanding the occurrence of an event described in Section 11.1(a), the Company shall not terminate until there has been a winding up of the Company’s Business and affairs, and the assets of the Company have been applied and distributed as provided in Section 11.2.

(d)Upon the occurrence of an event described in Section 11.1(a), a Supermajority of the Board of Managers shall cause any part or all of the assets of the Company to be sold in such manner as it may determine in an effort to obtain the best prices for such assets; provided, however, that the Board of Managers may distribute assets of the Company in kind to the Members on a pro rata basis to the extent practicable.

11.2Wind-Up of Affairs.  As expeditiously as possible following the occurrence of an event giving rise to a termination of the Business, the Managers shall wind-up the affairs of the Company, sell its property and assets for cash at the highest price reasonably obtainable, distribute the proceeds in accordance with this Article XI in liquidation of the Company and file a certificate of termination with the Secretary of State of Nevada.  The entire remaining assets and surplus funds of the Company legally available for distribution will be distributed ratably among the Members in proportion to their respective positive balances in their Capital Accounts, after giving effect to all contributions, distributions and allocations and adjustments for the Company’s taxable year during which the liquidation occurs.

ARTICLE XII

DEADLOCK

12.1Deadlock.  A “Deadlock” shall be deemed to exist if at any time after completion of the HLM Contribution:

(a)the Board is unable to obtain the required approval for a Reserved Matter after two (2) duly called meetings held not less than ten (10) days apart; or

(b) a Supermajority is required under this Agreement and such approval has not been obtained within thirty (30) days after the matter was first formally submitted for approval.

Company Agreement of East Camp Douglas, LLC

Routine operational matters not requiring Supermajority approval shall not constitute a Deadlock.

12.2Escalation to Principals.  Upon the occurrence of a Deadlock, the Managers shall refer the matter to the Principals of GRC and Hawthorne for good faith negotiation.  The Principals shall meet (in person or virtually) within fifteen (15) days after referral and attempt in good faith to resolve the matter.

12.3Mediation.  If the Deadlock is not resolved within thirty (30) days after escalation, the Members shall next attempt in good faith to resolve any dispute arising under this Agreement through confidential mediation administered by JAMS or AAA in Denver, Colorado.  If the Deadlock is not resolved within thirty (30) days after mediation, either Member may initiate the Buy-Sell procedure set forth below.

12.4Buy-Sell Procedure.

(a)In the event of an unresolved Deadlock that occurs after completion of the HLM Contribution, either Member (the “Initiating Member”) may deliver written notice (the “Buy-Sell Notice”) offering to either: (i) purchase all of the other Member’s Membership Interest; or (ii) sell all of its Membership Interest, at a specified price per percentage point of Membership Interest (the “Offer Price”).  In each such instance, GRC shall have the right to elect to be the Initiating Member.

(b)The recipient Member (the “Electing Member”) shall, within ninety (90) days after the date of its receipt of the Buy-Sell Notice, elect to either: (i) sell its Membership Interest to the Initiating Member at the Offer Price; or (ii) purchase the Initiating Member’s Membership Interest at the Offer Price.

(c)Closing shall occur within sixty (60) days after election. The assignment by one Member of its Membership Interest to the other Member pursuant to this Section 12.4 shall be made free and clear of all Encumbrances, and each of the Members shall execute and deliver such other closing documents that will facilitate the assignment of that Membership Interest as may be reasonably requested by the other Member.

(d)Failure to respond within the 90-day election period referred to in Section 12.4(b) shall be deemed an election to sell.

(e)This mechanism shall be the exclusive remedy for unresolved Deadlock unless otherwise agreed in writing by both Members.

ARTICLE XIII

CHANGE of CONTROL

13.1Change of Control, Defined.  For purposes of this Agreement, a “Change of Control” of a Member shall be deemed to occur upon the occurrence of any of the following events:

(a)Direct Equity Transfer.  Any Transfer (whether in one transaction or a series of related transactions) of more than fifty percent (50%) of the equity interests or voting power of such Member.

Company Agreement of East Camp Douglas, LLC

(b)Merger or Consolidation.  Any merger, consolidation, recapitalization or similar transaction involving such Member that results in the Persons who Controlled such Member immediately prior to such transaction ceasing to Control such Member immediately thereafter.

(c)Bankruptcy or Insolvency.  The occurrence of any of the following with respect to a Member:

(i)the filing of a voluntary petition in bankruptcy or insolvency;

(ii)the filing of an involuntary petition in bankruptcy that is not dismissed within sixty (60) days;

(iii)the appointment of a receiver, trustee or custodian for all or substantially all of its assets;

(iv)a general assignment for the benefit of creditors;

(v)the admission in writing of its inability to pay debts as they become due; or

(vi)the commencement of any Proceeding under any applicable bankruptcy, insolvency, reorganization or similar law.

(d)Assignment for Benefit of Creditors.  The execution or delivery of any general assignment for the benefit of creditors or similar arrangement.

(e)Key Person Event.  The death, disability, resignation, or removal from an active management or executive role in Fortitude or GRC of the Key Person, unless within one hundred eighty (180) days following the occurrence of such event, Fortitude or GRC designates a replacement individual who is acceptable to Hawthorne in Hawthorne’s sole discretion.

13.2Exclusions.  Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely as a result of:

(a)Internal Reorganization.  An internal reorganization, restructuring, merger or Transfer among Affiliates of such Member, provided that there is no change in the ultimate Controlling Person(s) of such Member.

(b)Public Offering.  The consummation of a bona fide underwritten public offering of equity securities of such Member or any parent entity of such Member, or the listing of such securities on a nationally recognized securities exchange, provided that immediately following such offering or listing, no single Person (other than existing Controlling Persons prior to the offering) acquires Control of such Member.

(c)Section 10.2(g). The assignment of Membership Interests from GRC to Fortitude as described in Section 10.2(g).

Company Agreement of East Camp Douglas, LLC

13.3Consequences of Change of Control.  Upon the occurrence of a Change of Control of a Member (the “Affected Member”):

(a)Purchase Option.  The non-Affected Member shall have the right, but not the obligation, to sell all (but not less than all) of the non-Affected Member’s Membership Interest, at its Fair Market Value, to the Affected Member and, upon such election, the Affected Member shall be obligated to buy the non-Affected Member’s Membership Interest at its Fair Market Value on the terms set forth below.

(b)Determination of Fair Market Value.  Fair Market Value shall be determined by:

(i)mutual agreement of the Members within thirty (30) days; or

(ii)failing agreement, an independent nationally recognized valuation firm selected by the non-Affected Member and reasonably acceptable to the Affected Member.

The determination shall be final and binding absent manifest error.

(c)Exercise Period.  The non-Affected Member must exercise such right to sell within sixty (60) days after written notice of the Change of Control.

(d)Closing.  Closing shall occur within sixty (60) days following determination of Fair Market Value. The assignment by the non-Affected Member of its Membership Interest to the Affected Member shall be made free and clear of all Encumbrances, and each of the Members shall execute and deliver such other closing documents that will facilitate the assignment of that Membership Interest as may be reasonably requested by the other Member.

(e)Failure to Exercise.  If the right to sell is not exercised within such sixty (60) day period, the Affected Member (or its successor) shall continue as a Member subject to all terms of this Agreement.

13.4Interim Governance.  From the occurrence of a Change of Control until the earlier of (i) closing of a sale pursuant to this Article or (ii) expiration of the purchase option period, the Affected Member shall not designate replacement Managers without consent of the non-Affected Member and no Reserved Matter may be approved without Supermajority approval.

ARTICLE XIV

DISPUTE RESOLUTION

14.1Governing Law.  This Agreement shall be governed by the laws of the State of Nevada, without regard to conflicts of laws principles.

14.2Mediation.  Prior to commencing arbitration, the Members shall first attempt in good faith to resolve any dispute arising under this Agreement through confidential mediation administered by JAMS or AAA in Denver, Colorado.

Company Agreement of East Camp Douglas, LLC

14.3Litigation.  If the dispute is not resolved within thirty (30) days after mediation, the Parties may avail themselves of all available remedies under equity and law.  Venue for any Proceeding shall be in the state or federal courts situated in Reno, Nevada, applying the substantive law of the State of Nevada without regard to any conflicts of laws principles.  The substantially prevailing party in any dispute arising hereunder shall be entitled to an award of all costs and reasonable attorney fees; provided, in order to be deemed to have substantially prevailed, the amount of the final award must exceed the non-prevailing party’s final mediation offer.

14.4Waiver of Jury Trial.  THE PARTIES TO AND BOUND BY THIS AGREEMENT HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE CONTRIBUTION AGREEMENT OR OTHERWISE RELATING TO THE COMPANY OR OPERATIONS, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH SUCH PARTY AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION 14.4 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT IRREVOCABLY TO WAIVE A TRIAL BY JURY.

14.5Equitable Relief.  Notwithstanding the foregoing, any Member may seek temporary or injunctive relief in a court of competent jurisdiction to prevent irreparable harm.

ARTICLE XV

MISCELLANEOUS

15.1Confidentiality.

(a)Each Member agrees to maintain in strict confidence all non-public information relating to the Company, including financial data, strategies, proprietary information, trade secrets, and project materials (“Confidential Information”).  No Member shall (a) disclose Confidential Information to any unaffiliated third party or (b) otherwise use Confidential Information, except (i) in connection with Company purposes, (ii) as required by law or applicable stock exchange rule, or (iii) with prior written consent of the Board.  The confidentiality obligations arising under this Agreement shall survive withdrawal of a Member, dissolution of the Company, and termination of this Agreement, for a period of two (2) years.

(b)Notwithstanding any of the provisions of Section 15.1(a) to the contrary, either Member may issue press releases pertaining to the Company and the results of Exploration, Development or Mining activities on the Subject Property, so long as (i) the Member desiring to make the press release provides the proposed contents of that press release to the other Member at least three (3) Business Days prior to making such release, and (ii) considers in good faith any comments the other Member may have on that press release.

(c)Notwithstanding any of the provisions of Section 15.1(a) to the contrary, either Member may file this Agreement with its securities filings to the extent required to do so by Applicable Laws or stock exchange rules.

15.2Amendments.  Except as otherwise expressly provided herein, this Agreement may be amended only by a Supermajority vote of the Members.

Company Agreement of East Camp Douglas, LLC

15.3Partition.  No Member shall be entitled and each Member waives its right to a partition of the Business or any other property or assets of the Company during the period while the Company remains in existence and thereafter, notwithstanding any provision of law to the contrary.

15.4Notices.  All notices, demands, requests or other communications that may be or are required to be given, served or sent by a Member pursuant to this Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, transmitted by hand delivery, or given by electronic mail addressed as set forth on the signature pages of this Agreement.  Each Member may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent.  Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee with the return receipt, the delivery receipt, the affidavit of messenger or electronic mail delivery confirmation being deemed conclusive evidence of such delivery or at such time as delivery is refused by the addressee upon presentation.

15.5Provisions Severable.  Every provision of this Agreement is intended to be severable and, if any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

15.6Counterparts.  This Agreement, and any amendments hereto, may be executed in counterparts, each of which shall be deemed an original, and such counterparts shall constitute but one and the same instrument.

15.7Headings.  The headings of the various Sections are intended solely for convenience of reference, and shall not be deemed or construed to explain, modify or place any construction upon the provisions of this Agreement.

15.8Rules of Construction.  As used in this Agreement:

(a)The singular includes the plural and vice versa.

(b)References to Articles and Sections refer to this Agreement unless otherwise specified.

(c)The words “include,” “includes,” and “including” shall be deemed followed by “without limitation.”

(d)Headings are for convenience only and shall not affect interpretation.

15.9Successors and Assigns.  This Agreement and any amendments hereto shall be binding upon and, to the extent expressly permitted by the provisions of this Agreement, shall inure to the benefit of the Members and their respective heirs, legal representatives, successors and assigns, in every case subject to the provisions of Article X.

15.10APPLICABLE LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA, OTHER

Company Agreement of East Camp Douglas, LLC

THAN ITS RULES AS TO CONFLICTS OF LAW WHICH WOULD RESULT IN THE IMPOSITION OF THE LAWS OF SOME OTHER JURISDICTION.

15.11NOTICE OF INDEMNIFICATION.  THE PARTIES TO THIS AGREEMENT ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT CONTAINS CERTAIN INDEMNIFICATION PROVISIONS PURSUANT TO ARTICLE VI.

15.12No Third Party Beneficiaries.  Except to the extent specifically provided in this Agreement with respect to Indemnitees (who are express third party beneficiaries of this Agreement solely to the extent provided in this Agreement), this Agreement is for the sole benefit of the Members, the Managers and the Designees, and no other Person (including any creditor of the Company, the Members, the Indemnitees and the Managers), is intended to be a beneficiary of this Agreement or shall have any rights under this Agreement.  Except as specifically provided in this Agreement, no Person (including any named third-party beneficiary) shall have a right to approve any amendment or modification, or waiver under, this Agreement.

15.13Force Majeure.  Except for any obligation to make Capital Contributions or other payments when due under this Agreement, the obligations of a Member or the Operator, shall be suspended to the extent and for the period that performance is prevented in whole or in part by a Force Majeure Event.  The affected Member or the Operator shall promptly give notice to the other Member of the Force Majeure Event and the suspension of performance, stating in the notice the nature of and the reasons for the Force Majeure Event and its estimated duration.  The affected Member or the Operator shall resume performance as soon as reasonably possible.

15.14Rule Against Perpetuities.  The Members do not intend that there shall be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the Alienation of Property, or any similar rule.  Accordingly, if any right or option to acquire any interest in the Subject Property, within the Area of Interest, a Membership Interest, in the assets of the Company, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules.  If, however, any such violation should inadvertently occur, the provisions of this Agreement shall be revised in such a way as to approximate most closely the intent of the Members within the limits permissible under such rules.

This Agreement is executed as of the date set forth below each signature, but it is effective for all purposes as of the Effective Date.

[Signatures on Following Page]

Company Agreement of East Camp Douglas, LLC

s/s
MEMBERS:

HAWTHORNE LAND & MINERALS, LLC a Nevada limited liability company

	By:	/s/ Omitted
Its:
	Dated:	February 27, 2026

GRC NEVADA INC., a Nevada corporation

By:	/s/ Jason Reid
Name:	Jason Reid
Its:	President
Dated:	February 27, 2026

Company Agreement of East Camp Douglas, LLC

EXHIBIT A

Members; Initial Capital Contributions; Membership Interests

Member Name, Address	Initial Capital Contribution	Membership Interest
GRC Nevada Inc. 723 South Cascade Avenue Colorado Springs, CO 80903	As specified in Contribution Agreement	60%
Hawthorne Land & Minerals, LLC c/o Marvel & Marvel, Ltd. 217 Idaho Street Elko, Nevada 89801	As specified in Contribution Agreement	40%

Exhibit A

Exhibit B

Reserved Matters

Each of the following matters with respect to the Company would require affirmative approval or written consent of a supermajority of the Board of the Company, meaning a majority vote that includes the affirmative approval of both of the Members:

(a)approval of each Budget of the Company (other than the Exploration Budget, which has already been approved), and any amendment or change in such Budget that results in a modification of monetary expenditures approved in the Budget by more than 10%;

(b)the acquisition or sale by purchase, lease, or exchange of any real property involving payments by the Company in excess of $500,000, to the extent not within a Budget of the Company previously approved by the Board or a variance of 10% thereof;

(c)the sale, exchange, lease, mortgage, pledge, or other transfer of assets of the Company with value in excess of $500,000, to the extent not within a Budget of the Company previously approved by the Board or a variance of 10% thereof;

(d)borrowing money outside of the ordinary course of business from unrelated third parties for and on behalf of the Company, to the extent not within a Budget of the Company previously approved by the Board or a variance of 10% thereof;

(e)the amendment of the Certificate of Formation of the Company or the Company Agreement;

(f)the authorization of any Membership Interests or other securities of the Company other than those authorized pursuant to the Company Agreement or the requirement or acceptance of any Additional Capital Contributions;

(g)the authorization of any redemption or repurchase of any Membership Interests or other securities of the Company, other than in accordance with the Company Agreement;

(h)the merger or consolidation of the Company with or into another entity;

(i)the filing or consenting to the filing of a bankruptcy or insolvency petition, making a general assignment for the benefit of creditor, consenting to the appointment of a trustee or receiver for its property and assets, or otherwise instituting reorganization, insolvency, or similar Proceedings regarding the Company;

(j)the liquidation or dissolution of the Company;

(k)any transaction between the Company, on the one hand, and GRC, Hawthorne or their respective affiliates, on the other hand.

Exhibit B

Exhibit C-1

Subject Property

Unpatented Mining Claims

Claim Name & No.	BLM Legacy Serial No. (NMC)	BLM MLRS Serial No. (NV)	Loc Date	Mineral Cnty Doc
CD # 26	NMC634390 amended	NV101304281	11/7/1991 9/24/2001	101135 125474
CD 27	NMC827059	NV101385190	10/13/2001	125886
CD 28	NMC827060	NV101385191	10/13/2001	125887
CD 66	NMC827061	NV101386323	10/13/2001	125888
CD 30	NMC827062	NV101386324	11/11/2001	125889
CD 31	NMC827063	NV101386325	11/11/2001	125890
CD 32	NMC827064	NV101386326	11/11/2001	125891
CD 33	NMC827065	NV101386327	11/11/2001	125892
KERNICK 1R	NMC828925	NV101476180	02/10/2002	126341
KERNICK R	NMC828926	NV101476181	02/10/2002	126342
CD 57	NMC828927	NV101476182	02/10/2002	126343
CD 58	NMC832615	NV101384164	10/12/2002	127200
CD 59	NMC832616	NV101384165	10/12/2002	127201
CD 62	NMC842788	NV101364574	01/10/2003	127733
CD 60	NMC844819	NV101360555	01/10/2003	127857
CD 61	NMC844820	NV101360556	01/10/2003	127858
CD 63	NMC844821	NV101361357	01/10/2003	127859
CD 64	NMC844822	NV101361358	01/10/2003	127860
CD 65	NMC844823	NV101361359	01/10/2003	127861
CD 67	NMC844824	NV101361360	01/10/2003	127862
CD 68	NMC844825	NV101361361	01/10/2003	127863
CD 69	NMC844826	NV101361362	01/10/2003	127864
CD 70	NMC844827	NV101361363	01/10/2003	127865
CD 71	NMC844828	NV101361364	01/10/2003	127866
CD 72	NMC844829	NV101361365	01/10/2003	127867
CD 73	NMC844830	NV101361366	01/10/2003	127868
CD 74	NMC848287	NV101365506	04/09/2003	128266
CD 75	NMC848288	NV101365507	04/09/2003	128267

Exhibit C-1-1

Claim Name & No.	BLM Legacy Serial No. (NMC)	BLM MLRS Serial No. (NV)	Loc Date	Mineral Cnty Doc
CD 76	NMC848289	NV101365508	04/10/2003	128268
CD 77	NMC848290	NV101365509	04/10/2003	128269
CD 78	NMC848291	NV101365510	04/09/2003	128270
CD 79	NMC848292	NV101366313	04/09/2003	128271
CD 80	NMC848293	NV101366314	04/09/2003	128272
CD 81	NMC848294	NV101366315	04/09/2003	128273
CD 82	NMC848295	NV101366316	04/09/2003	128274
CD 83	NMC848296	NV101366317	04/09/2003	128275
CD 84	NMC848297	NV101366318	04/09/2003	128276
CD 85	NMC848298	NV101366319	04/09/2003	128277
CD 86	NMC848299	NV101366320	04/09/2003	128278
CD 87	NMC848300	NV101366321	04/09/2003	128279
CD 88	NMC848301	NV101366322	04/09/2003	128280
CD 89	NMC848302	NV101366323	04/09/2003	128281
CD 90	NMC848303	NV101366324	04/11/2003	128282
CD 91	NMC848304	NV101366325	04/10/2003	128283
CD 92	NMC848305	NV101366326	04/11/2003	128284
CD 93	NMC912144	NV101525750	09/02/2005	136558
CD 94	NMC912145	NV101525751	09/02/2005	136559
CD 95	NMC912146	NV101525752	09/02/2005	136560
CD 96	NMC912147	NV101525753	09/02/2005	136561
CD 97	NMC912148	NV101525754	09/02/2005	136562
CD 98	NMC912149	NV101525755	09/02/2005	136563
CD 99	NMC912150	NV101738401	09/02/2005	136564
CD 100	NMC912151	NV101738402	09/02/2005	136565
CD 101	NMC912152	NV101738403	09/02/2005	136566
CD 102	NMC912153	NV101738404	09/02/2005	136567
CD 103	NMC912154	NV101738405	09/02/2005	136568
CD 104	NMC912155	NV101738406	09/02/2005	136569
CD 105	NMC912156	NV101738407	09/02/2005	136570
CD 106	NMC912157	NV101738408	09/02/2005	136571
CD 107	NMC912158	NV101738409	09/02/2005	136572
CD 108	NMC912159	NV101738410	09/02/2005	136573

Exhibit C-1-2

Claim Name & No.	BLM Legacy Serial No. (NMC)	BLM MLRS Serial No. (NV)	Loc Date	Mineral Cnty Doc
CD 109	NMC912160	NV101738411	09/02/2005	136574
CD 110	NMC912161	NV101738412	09/02/2005	136575
CD 111	NMC912162	NV101738413	09/02/2005	136576
CD 112	NMC912163	NV101738414	09/02/2005	136577
CD 113	NMC912164	NV101738415	09/02/2005	136578
CD 114	NMC912165	NV101738416	09/02/2005	136579
CD 115	NMC912166	NV101738417	09/02/2005	136580
CD 116	NMC912167	NV101738418	09/02/2005	136581
CD 117	NMC912168	NV101738419	09/02/2005	136582
CD 118	NMC912169	NV101738420	09/02/2005	136583
CD 119	NMC912170	NV101739601	09/02/2005	136584
CD 120	NMC912171	NV101739602	09/02/2005	136585
CD 121	NMC912172	NV101739603	09/02/2005	136586
CD 122	NMC912173	NV101739604	09/02/2005	136587
CD 123	NMC912174	NV101739605	09/02/2005	136588
CD 124	NMC912175	NV101739606	09/02/2005	136589
CD 125	NMC912176	NV101739607	09/02/2005	136590
CD 126	NMC912177	NV101739608	09/02/2005	136591
CD 127	NMC912178	NV101739609	09/02/2005	136592
CD 128	NMC912179	NV101739610	09/02/2005	136593
CD 129	NMC912180	NV101739611	09/02/2005	136594
CD 130	NMC912181	NV101739612	09/02/2005	136595
CD 131	NMC912182	NV101739613	09/02/2005	136596
CD 132	NMC912183	NV101739614	09/02/2005	136597
CD 133	NMC912184	NV101739615	09/02/2005	136598
CD 134	NMC912185	NV101739616	09/02/2005	136599
CD 135	NMC912186	NV101739617	09/02/2005	136600
CD 136	NMC912187	NV101739618	09/02/2005	136601
CD 187	NMC1005635	NV101623460	02/05/2009	147860
CD 180	NMC1005636	NV101623461	02/05/2009	147853
CD 181	NMC1005637	NV101623462	02/05/2009	147854
CD 182	NMC1005638	NV101623463	02/05/2009	147855
CD 183	NMC1005639	NV101623464	02/05/2009	147856

Exhibit C-1-3

Claim Name & No.	BLM Legacy Serial No. (NMC)	BLM MLRS Serial No. (NV)	Loc Date	Mineral Cnty Doc
CD 184	NMC1005640	NV101623465	02/05/2009	147857
CD 186	NMC1005641	NV101623466	02/05/2009	147859
CD 185	NMC1005642	NV101623467	02/05/2009	147858
CD 164	NMC1007208	NV101625349	03/28/2009	148172
CD 166	NMC1007209	NV101625350	03/28/2009	148173
CD 168	NMC1007210	NV101625351	03/28/2009	148174
CD 170	NMC1007211	NV101625352	03/28/2009	148175
CD 172	NMC1011701	NV101887771	10/17/2009	148943
CD 174	NMC1011702	NV101887772	10/17/2009	148944
CD 176	NMC1011703	NV101887773	10/17/2009	148945
CD 178	NMC1011704	NV101887774	10/17/2009	148946
CD 202	NMC1011705	NV101887775	10/17/2009	148947
CD 203	NMC1011706	NV101887776	10/17/2009	148948
CD 204	NMC1011707	NV101887777	10/17/2009	148949
CD 205	NMC1011708	NV101887778	10/17/2009	148950
CD 206	NMC1011709	NV101887779	10/11/2009	148951
CD 207	NMC1011710	NV101882976	10/11/2009	148952
CD 208	NMC1011711	NV101882977	10/11/2009	148953
CD 209	NMC1011712	NV101882978	10/11/2009	148954
CD 210	NMC1011713	NV101882979	10/11/2009	148955
CD 211	NMC1011714	NV101883061	10/17/2009	148956
CD 211B	NMC1011715	NV101883062	10/17/2009	148957
CD 212	NMC1011716	NV101883063	10/17/2009	148958
CD 137	NMC1021899	NV101381218	01/09/2010	149689
CD 138	NMC1021900	NV101381219	01/09/2010	149690
CD 139	NMC1021901	NV101381220	01/09/2010	149691
CD 140	NMC1021902	NV101381221	01/09/2010	149692
CD 155	NMC1021903	NV101381222	01/09/2010	149693
CD 156	NMC1021904	NV101381223	01/09/2010	149694
CD 213	NMC1021905	NV101381224	12/29/2009	149695
CD 214	NMC1021906	NV101381225	12/29/2009	149696
CD 215	NMC1021907	NV101381226	12/29/2009	149697
CD 216	NMC1021908	NV101381227	12/29/2009	149698

Exhibit C-1-4

Claim Name & No.	BLM Legacy Serial No. (NMC)	BLM MLRS Serial No. (NV)	Loc Date	Mineral Cnty Doc
CD 217	NMC1021909	NV101381228	12/29/2009	149699
CD 218	NMC1021910	NV101382364	12/29/2009	149700
CD 219	NMC1021911	NV101382365	12/29/2009	149701
CD 220	NMC1021912	NV101382366	12/29/2009	149702
CD 221	NMC1021913	NV101382367	12/29/2009	149703
CD 222	NMC1021914	NV101382368	12/29/2009	149704
CD 223	NMC1021915	NV101382369	12/29/2009	149705
CD 224	NMC1021916	NV101382370	12/29/2009	149706
CD 225	NMC1021917	NV101382371	12/29/2009	149707
CD 226	NMC1021918	NV101382372	12/29/2009	149708
CD 229	NMC1021919	NV101382373	01/09/2010	149709
CD 230	NMC1021920	NV101382374	01/09/2010	149710
CD 241	NMC1023127	NV101563818	03/13/2010	150091
CD 246	NMC1023128	NV101563819	03/14/2010	150092
CD 247	NMC1023129	NV101563820	03/13/2010	150093
CD 248	NMC1023130	NV101563821	03/13/2010	150094
CD 249	NMC1023131	NV101564601	03/13/2010	150095
CD 141	NMC1026884	NV101561747	06/26/2010	150821
CD 142	NMC1026885	NV101561748	06/26/2010	150822
CD 143	NMC1026886	NV101561749	06/26/2010	150823
CD 144	NMC1026887	NV101561750	06/26/2010	150824
CD 145	NMC1026888	NV101561751	06/26/2010	150825
CD 146	NMC1026889	NV101561752	06/26/2010	150826
CD 147	NMC1026890	NV101561753	06/26/2010	150827
CD 148	NMC1026891	NV101561754	06/26/2010	150828
CD 149	NMC1026892	NV101561755	06/26/2010	150829
CD 150	NMC1026893	NV101561756	06/26/2010	150830
CD 157	NMC1026894	NV101561757	06/26/2010	150831
CD 158	NMC1026895	NV101561758	06/26/2010	150832
CD 159	NMC1026896	NV101561759	06/26/2010	150833
CD 160	NMC1026897	NV101561760	06/26/2010	150834
CD 161	NMC1026898	NV101562543	06/26/2010	150835
CD 165	NMC1026899	NV101562544	06/27/2010	150836

Exhibit C-1-5

Claim Name & No.	BLM Legacy Serial No. (NMC)	BLM MLRS Serial No. (NV)	Loc Date	Mineral Cnty Doc
CD 167	NMC1026900	NV101562545	06/27/2010	150837
CD 169	NMC1026901	NV101562546	06/27/2010	150838
CD 227	NMC1026902	NV101562547	06/26/2010	150839
CD 228	NMC1026903	NV101562548	06/26/2010	150840
CD 231	NMC1026904	NV101562549	06/26/2010	150841
CD 232	NMC1026905	NV101562550	06/26/2010	150842
CD 233	NMC1026906	NV101562551	06/26/2010	150843
CD 234	NMC1026907	NV101562552	06/26/2010	150844
CD 235	NMC1026908	NV101562553	06/26/2010	150845
CD 238	NMC1026909	NV101562554	06/26/2010	150846
CD 239	NMC1026910	NV101562555	06/26/2010	150847
CD 240	NMC1026911	NV101562556	06/26/2010	150848
CD 250	NMC1026912 amended	NV101562557	06/26/2010 01/19/2011	150849
CD 251	NMC1026913	NV101562558	06/26/2010	150850
CD 252	NMC1026914	NV101562559	06/26/2010	150851
CD 253	NMC1026915	NV101562560	06/26/2010	150852
CD 254	NMC1026916	NV101562561	06/26/2010	150853
CD 280B	NMC1026975	NV101565025	09/02/2010	150977
CD 281B	NMC1026976	NV101565026	09/02/2010	150978
CD 282B	NMC1026977	NV101565027	09/02/2010	150979
CD 283B	NMC1026978	NV101565028	09/02/2010	150980
CD 284B	NMC1026979	NV101565029	09/02/2010	150981
CD 285B	NMC1026980	NV101565030	09/02/2010	150982
CD 286B	NMC1026981	NV101565031	09/02/2010	150983
CD 287B	NMC1026982	NV101565032	09/02/2010	150984
CD 255	NMC1027371	NV101886261	09/01/2010	151151
CD 256	NMC1027372	NV101887036	09/01/2010	151152
CD 257	NMC1027373	NV101887037	09/29/2010	151153
CD 258	NMC1027374	NV101887038	09/27/2010	151154
CD 259	NMC1027375	NV101887039	09/01/2010	151155
CD 260	NMC1027376	NV101887040	09/01/2010	151156
CD 261	NMC1027377	NV101887041	09/01/2010	151157

Exhibit C-1-6

Claim Name & No.	BLM Legacy Serial No. (NMC)	BLM MLRS Serial No. (NV)	Loc Date	Mineral Cnty Doc
CD 262	NMC1027378	NV101887042	09/01/2010	151158
CD 263	NMC1027379	NV101887043	09/01/2010	151159
CD 264	NMC1027380	NV101887044	09/01/2010	151160
CD 265	NMC1027381	NV101887045	09/01/2010	151161
CD 266	NMC1027382	NV101887046	09/01/2010	151162
CD 267	NMC1027383	NV101887047	09/01/2010	151163
CD 268	NMC1046364	NV101400516	06/11/2011	153406
CD 269	NMC1046365	NV101400772	06/11/2011	153407
CD 270	NMC1046366	NV101400773	06/11/2011	153408
CD 271	NMC1046367	NV101400774	06/11/2011	153409
CD 272	NMC1046368	NV101400775	06/11/2011	153410
CD 273	NMC1046369	NV101428264	06/11/2011	153411
CD 274	NMC1046370	NV101428265	06/11/2011	153412
CD 275	NMC1046371	NV101428266	06/11/2011	153413
CD 276	NMC1046372	NV101428267	06/11/2011	153414
CD 277	NMC1046373	NV101428268	06/11/2011	153415
CD 278	NMC1046374	NV101428269	06/11/2011	153416
CD 279	NMC1046375	NV101428270	06/11/2011	153417
CD 288	NMC1059098	NV101528614	10/07/2011	154721
CD 289	NMC1059099	NV101528615	10/07/2011	154722
CD 290	NMC1059100	NV101528616	10/07/2011	154723
CD 291	NMC1059101	NV101528617	10/07/2011	154724
CD 292	NMC1059102	NV101528618	10/07/2011	154725
CD 293	NMC1059103	NV101528619	10/07/2011	154726
CD 294	NMC1059104	NV101528620	10/07/2011	154727
CD 295	NMC1059105	NV101528621	10/07/2011	154728
CD 296	NMC1059106	NV101529801	10/07/2011	154729
CD 297	NMC1059107	NV101529802	10/07/2011	154730
CD 298	NMC1059108	NV101529803	10/07/2011	154731
CD 299	NMC1059109	NV101529804	10/07/2011	154732
CD 300	NMC1059110	NV101529805	10/07/2011	154733
CD 301	NMC1059111	NV101529806	10/07/2011	154734
CD 302	NMC1059112	NV101529807	10/04/2011	154735

Exhibit C-1-7

Claim Name & No.	BLM Legacy Serial No. (NMC)	BLM MLRS Serial No. (NV)	Loc Date	Mineral Cnty Doc
CD 303	NMC1059113	NV101529808	10/04/2011	154736
CD 304	NMC1059114	NV101529809	10/04/2011	154737
CD 305	NMC1059115	NV101529810	10/04/2011	154738
CD 306	NMC1059116	NV101529811	10/04/2011	154739
CD 307	NMC1059117	NV101529812	10/04/2011	154740
CD 308	NMC1059118	NV101529813	10/04/2011	154741
CD 309	NMC1059119	NV101529814	10/04/2011	154742
CD 310	NMC1059120	NV101529815	10/07/2011	154743
CD 311	NMC1059121	NV101529816	10/07/2011	154744
CD 312	NMC1059122	NV101529817	10/07/2011	154745
CD 313	NMC1059123	NV101529818	10/07/2011	154746
CD 314	NMC1059124	NV101529819	10/07/2011	154747
CD 315	NMC1059125	NV101529820	10/05/2011	154748
CD 316	NMC1059126	NV101529821	10/05/2011	154749
CD 317	NMC1059127	NV101501028	10/05/2011	154750
CD 318	NMC1059128	NV101501029	10/05/2011	154751
CD 319	NMC1059129	NV101501030	10/05/2011	154752
CD 320	NMC1059130	NV101501031	10/05/2011	154753
CD 321	NMC1059131	NV101501032	10/05/2011	154754
CD 322	NMC1059132	NV101501033	10/05/2011	154755
CD 323	NMC1059133	NV101501034	10/06/2011	154756
CD 324	NMC1059134	NV101501035	10/06/2011	154757
CD 326	NMC1059136	NV101501036	10/06/2011	154759
CD 328	NMC1059138	NV101501037	10/06/2011	154761
CD 329	NMC1059139	NV101501038	10/07/2011	154762
CD 330	NMC1059140	NV101501039	10/07/2011	154763
CD 331	NMC1059141	NV101501061	10/07/2011	154764
CD 332	NMC1059142	NV101501062	10/07/2011	154765
CD 333	NMC1059143	NV101501063	10/07/2011	154766
CD 334	NMC1059144	NV101501064	10/07/2011	154767
CD 335	NMC1059145	NV101501065	10/07/2011	154768
CD 336	NMC1059146	NV101501066	10/07/2011	154769
CD 337	NMC1059147	NV101501067	10/07/2011	154770

Exhibit C-1-8

Claim Name & No.	BLM Legacy Serial No. (NMC)	BLM MLRS Serial No. (NV)	Loc Date	Mineral Cnty Doc
CD 338	NMC1059148	NV101501068	10/07/2011	154771
CD 339	NMC1059149	NV101501069	10/06/2011	154772
CD 340	NMC1059150	NV101502405	10/04/2011	154773
CD 341	NMC1059151	NV101502406	10/04/2011	154774
CD 342	NMC1059152	NV101502407	10/04/2011	154775
CD 343	NMC1059153	NV101502408	10/04/2011	154776
CD 344	NMC1059154	NV101502409	10/04/2011	154777
CD 345	NMC1059155	NV101502410	10/04/2011	154778
CD 346	NMC1059156	NV101502411	10/04/2011	154779
CD 347	NMC1059157	NV101502412	10/04/2011	154780
CD 348	NMC1059158	NV101502413	10/04/2011	154781
CD 349	NMC1059159	NV101502414	10/04/2011	154782
CD 350	NMC1059160	NV101502415	10/04/2011	154783
CD 352	NMC1059162	NV101502416	10/04/2011	154785
CD 354	NMC1059164	NV101502417	10/04/2011	154787
CD 355	NMC1100499	NV101864318	01/03/2014	159215
CD 356	NMC1100500	NV101864319	01/03/2014	159216
CD 357	NMC1100501	NV101864320	01/03/2014	159217
CD 358	NMC1100502	NV101864321	01/03/2014	159218

Tungsten Dike 1	NMC1153507 amended	NV101490400	09/01/2017 05/23/2019	166778 170671
Tungsten Dike 2	NMC1153508 amended	NV101352380	09/01/2017 05/23/2019	166779 170671
Tungsten Dike 3	NMC1153509 amended	NV101352381	09/01/2017 05/23/2019	166780 170671
Tungsten Dike 4	NMC1153510 amended	NV101352382	09/02/2017 05/23/2019	166781 170671
Tungsten Dike 5	NMC1153511 amended	NV101352383	09/02/2017 05/23/2019	166782 170671
Tungsten Dike 6	NMC1153512 amended	NV101352384	09/01/2017 05/23/2019	166783 170671

Yellow Cap	NMC92950	NV101493556	05/17/1955

Exhibit C-1-9

Claim Name & No.	BLM Legacy Serial No. (NMC)	BLM MLRS Serial No. (NV)	Loc Date	Mineral Cnty Doc
Yellow Cap # 1	NMC92951	NV101609080	05/17/1955
Yellow Cap # 2	NMC92953	NV101605750	06/02/1966	83636
Yellow Cap # 3	NMC92954	NV101349997	09/26/1976	30664
Yellow Cap # 4	NMC92955	NV101506888	09/26/1976	30665
Yellow Cap # 5	NMC92956	NV101348073	09/26/1976	30666

MARY ANN 1	n/a	NV105785636	09/01/2022	182540
MARY ANN 2	n/a	NV105785637	09/01/2022	182539

SUNSHINE 1	n/a	NV105785638	09/01/2022	182541
SUNSHINE 2	n/a	NV105785639	09/01/2022	182542

Patented Claims

Patented Claim Name	Section	Township	Range
Cleopatra 1	2 & 3	0050N	0340E
Cleopatra 2	2 & 3	0050N	0340E
Nancy	2 & 3	0050N	0340E
Christopher Columbus	2 & 3	0050N	0340E
Butcher Boy	2 & 3	0050N	0340E
Lookout Mtn Ext.	2 & 3	0050N	0340E
West Virginia	2 & 3	0050N	0340E
Wheeling	2 & 3	0050N	0340E
Grand Republic	2 & 3	0050N	0340E
Gold King 1	2 & 3	0050N	0340E
Gold King 2	2 & 3	0050N	0340E
Last Chance	2	0050N	0340E

Mineral County, Nevada, Mineral Survey No. 3670, Tax Assessor Parcel Nos. 009-090-02, 009-090-07, and 009-090-08.

Fee Lands

GRC’s interest in the following fee parcels in Mineral County, Nevada:

SE1/4SE1/4, Section 32, Township 6 North, Range 34 East

N1/2NW1/4, Section 4, Township 5 North, Range 34 East

Exhibit C-1-10

Exhibit C-2

Area of Interest

Exhibit C-2-1